Exhibit (b) (3)

JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES LLC 383 Madison Avenue New York, New York 10179	BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, NY 10036	GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282- 2198

CONFIDENTIAL

May 23, 2013

Rhodes Merger Sub, Inc.

c/o Apax Partners LLP

601 Lexington Avenue

New York, New York 10022

Attention: Buddy Gumina

Project Rhodes

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC (“J.P. Morgan”), Bank of America, N.A. (“BANA”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Goldman Sachs Bank USA (“GS” and, together with JPMCB, J.P. Morgan, BANA and Merrill Lynch, “we” and “us” or the “Commitment Parties”) that (i) a newly created corporation organized under the laws of Delaware (“Newco”), formed at the direction of Apax Partners LLP and its affiliates (collectively, “Apax” or the “Sponsor”), intends to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Facility Term Sheet”), the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “ABL Facility Term Sheet”), the Summary of Principal Terms and Conditions attached hereto as Exhibit D (the “Bridge Term Sheet”, and, collectively with the Term Facility Term Sheet and the ABL Facility Term Sheet, the “Term Sheets”; this commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit E, collectively, the “Commitment Letter”).

1.	Commitments.

In connection with the Transactions, (a) JPMCB is pleased to advise you of its several, but not joint commitment to provide (i) 45% of the aggregate principal amount of the Term Facility, (ii) 45% of the aggregate principal amount of the ABL Facility and (iii) 45% of the aggregate principal amount of the Bridge Facility, (b) BANA is pleased to advise you of its several, but not joint commitment to provide (i) 45% of the aggregate principal amount of the Term Facility, (ii) 45% of the aggregate principal amount of the ABL Facility and (iii) 45% of the aggregate principal amount of the Bridge Facility and (c) GS is pleased to advise you of its several, but not joint commitment to provide (i) 10% of aggregate principal amount the Term Facility, (ii) 10% of the aggregate principal amount of the ABL Facility and (iii) 10% of the aggregate principal amount of the Bridge Facility, in the case of each of clauses (a), (b) and (c), subject only, as applicable, to the satisfaction of the conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit B, the conditions set forth in the section entitled “Conditions to All

Borrowings” (limited on the Closing Date as indicated therein) in Exhibit C hereto, the conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit D hereto and the conditions set forth in Exhibit E hereto (limited on the Closing Date as indicated therein) (each initial lender of the Term Facility, an “Initial Bank Term Lender”, each initial lender of the ABL Facility, an “Initial Bank ABL Lender”; collectively with the Initial Bank Term Lenders, the “Initial Bank Lenders” and each initial lender of the Bridge Facility, an “Initial Bridge Lender”; collectively with the Initial Bank Lenders any other initial lender that becomes a party hereto, the “Initial Lenders” and each an “Initial Lender”).

2.	Titles and Roles.

It is agreed that (i) J.P. Morgan and Merrill Lynch will act as joint lead arrangers for each of the Facilities, (ii) J.P. Morgan, Merrill Lynch and GS will act as joint bookrunners for each of the Facilities (together with any other lead arranger or joint bookrunner appointed pursuant to this section, each a “Lead Arranger” and, together, the “Lead Arrangers”), (iii) JPMCB will act as administrative agent and collateral agent (in such capacity, the “Term Loan Administrative Agent”) for the Term Facility, (iv) BANA will act as administrative agent and collateral agent (in such capacity, the “ABL Administrative Agent” and, together with the Term Loan Administrative Agent, the “Bank Administrative Agents”) for the ABL Facility and (v) BANA will act as administrative agent (in such capacity, the “Bridge Administrative Agent” and, collectively with the Bank Administrative Agents, the “Administrative Agents”) for the Bridge Facility. It is further agreed that (i) in any Information Materials (as defined below) and all other offering or marketing materials in respect of the Term Facility, (A) J.P. Morgan shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement, (B) Merrill Lynch shall have “right side” designation and shall appear on the top right and (C) GS and any other Lead Arranger appointed pursuant to the provisions of this Section 2 shall be listed in alphabetical order to the right of Merrill Lynch, (ii) in any Information Materials and all other offering or marketing materials in respect of the ABL Facility, (A) Merrill Lynch shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement, (B) J.P. Morgan shall have “right side” designation and shall appear on the top right and (C) GS and any other Lead Arranger appointed pursuant to the provisions of this Section 2 shall be listed in alphabetical order to the right of J.P. Morgan and (iii) in any Information Materials and all other offering or marketing materials in respect of the Bridge Facility, (A) Merrill Lynch shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibilities customarily associated with such “top left” placement, (B) J.P. Morgan shall have “right side” designation and shall appear on the top right and (C) GS and any other Lead Arranger appointed pursuant to the provisions of this Section 2 shall be listed in alphabetical order to the right of J.P. Morgan. Except as set forth below, you agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and we shall so agree, provided that you may, on or prior to the date which is 15 business days after the date of your acceptance of this Commitment Letter, appoint one or more additional lead arrangers and/or joint bookrunners for the Facilities, and award such lead arranger or joint bookrunners, additional agent or co-agent titles in a manner and with economics set forth in the immediately succeeding proviso (it being understood that, to the extent you appoint any additional lead arrangers, joint bookrunners, agents, co-agents, managers or co-managers or confer other titles in respect of the Facilities, then, notwithstanding anything in Section 3 to the contrary, the commitments of the Initial Lenders in respect of the Facilities, in each case pursuant to and in accordance with this proviso, will be permanently reduced by the amount of the commitments of such appointed entities (or their relevant affiliates) in respect of each of the Facilities, with such reduction allocated to reduce the commitments of the Initial Lenders in respect of the Facilities at such time on a pro rata basis according to the respective amounts of their commitments, upon the execution by such financial institution (and any

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relevant affiliate) of customary joinder documentation and, thereafter, each such financial institution (and any relevant affiliate) shall constitute a “Commitment Party” and “Lead Arranger” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder); provided, further, that, in connection with the appointment of any additional lead arranger and/or any joint bookrunner for the Facilities in accordance with the immediately preceding proviso, the aggregate economics payable to all such additional lead arrangers and/or joint bookrunners (or any relevant affiliate thereof) in respect of the Facilities shall not exceed 10% of the total economics which would otherwise be payable to the Commitment Parties in respect of the Facilities pursuant to the Fee Letter (exclusive of any fees payable to the Administrative Agents in their capacity as such) and (y) each additional lead arranger and/or joint bookrunner (or its relevant affiliates) shall provide commitments ratably across the Facilities in a manner consistent with those provided by the Initial Lenders and (z) the aggregate economics payable to such additional joint bookrunner (or any relevant affiliate thereof) in respect of the Facilities shall be proportionate to the commitment of such additional joint bookrunner (or any relevant affiliate thereof) in respect of such Facilities.

3.	Syndication.

The Lead Arrangers reserve the right, prior to or after the Closing Date, to syndicate all or a portion of the Initial Lenders’ respective commitments for the Facilities hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and you (your consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Lead Arrangers will not syndicate to those banks, financial institutions and other institutional lenders and investors (i) that have been separately identified in writing by you or the Sponsor to us prior to the date of this Commitment Letter, (ii) those persons who are competitors of Rhodes and its subsidiaries that are separately identified in writing by you or the Sponsor to us from time to time, and (iii) in the case of each of clauses (i) and (ii), any of their affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are affiliates of the persons reference in clause (ii) above) that are either (a) identified in writing by you or the Sponsor from time to time or (b) clearly identifiable on the basis of such affiliates name (clauses (i), (ii) and (iii) above, collectively “Disqualified Lenders”).

Notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto (but subject to Section 2 of this Commitment Letter), (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the date of both the consummation of the Acquisition and the date of the initial funding under the Facilities (the date of such consummation and funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities on the Closing Date has occurred, (ii) no assignment or novation by any Initial Lender shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until the initial funding of the Facilities and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred; provided that the provisions of this paragraph shall not apply with respect to any assignment by GS to Goldman Sachs Lending Partners LLC, subject to (x) prior written notice to you and (y) execution of customary joinder documentation and, thereafter, Goldman Sachs Lending Partners LLC shall constitute a “Commitment Party,” Initial Lender” and “Lead Arranger” hereunder.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of,

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or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date. The Lead Arrangers may commence syndication efforts promptly upon your acceptance of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of (x) the date upon which a Successful Syndication (as defined in the Fee Letter) is achieved and (y) the day that is 45 days following the Closing Date (the “Syndication Date”), you agree actively to assist the Lead Arrangers in completing a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Purchase Agreement as in effect on the date hereof, Rhodes’ and its subsidiaries’ existing lending and investment banking relationships, (b) direct contact between senior management, certain relevant non-legal representatives and certain relevant non-legal advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand, (and your using commercially reasonable efforts to arrange, to the extent practical and appropriate and in all instances not in contravention of the terms of the Purchase Agreement as in effect on the date hereof, such contact between senior management of Rhodes, on the one hand, and the proposed Lenders, on the other hand), in all such cases at locations and times mutually agreed upon, (c) your and the Sponsor’s assistance (including, to the extent practical and appropriate and in all instances not in contravention of the terms of the Purchase Agreement as in effect on the date hereof, the use of commercially reasonable efforts to cause Rhodes to assist) in the preparation of the Information Materials (as defined below) and other customary offering and marketing materials to be used in connection with the syndication (it being understood and agreed that you shall use your commercially reasonable efforts to provide the Lead Arranger with a period of 15 consecutive business days (excluding Blackout Dates (as defined in Exhibit E)) following receipt of the Information Memoranda (as defined below) in a form customarily delivered in connection with senior secured bank financings, asset-based loan financings and senior unsecured bridge financings, as applicable, of portfolio company affiliates of the Sponsor in North America, and prior to the Closing Date, to syndicate the Facilities) prior to the Closing Date, (d) using your commercially reasonable efforts to procure, at your expense, prior to the launch of the general syndication of the Facilities, public ratings for the Facilities (except for the ABL Facility) and the Notes (the “Facilities Ratings”) from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating and a public corporate family rating (collectively, the “Corporate Ratings” and, together with the Facilities Ratings, the “Ratings”) in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Lead Arrangers, of a reasonable number of meetings to be mutually agreed upon of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Purchase Agreement as in effect on the date hereof, to cause the officers of Rhodes to be available for such meetings), (f) at any time prior to the Syndication Date, there being no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of Holdings, you or any of your subsidiaries (other than (x) the Facilities and (y) the Notes or any “demand” securities issued pursuant to the Fee Letter (this clause (y), collectively, the “Takeout Securities”)), being offered, placed or arranged without the consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Facilities or the placement of the Notes (it being understood and agreed that your and your subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings will not be deemed to materially impair the primary syndication of the Facilities or the placement of the Notes), (g) at any time prior to the Syndication Date, using your commercially reasonably efforts, to the extent practical and appropriate and in all instances not

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in contravention of the terms of the Purchase Agreement as in effect on the date hereof, to ensure that there are no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of Rhodes and its subsidiaries being offered, placed or arranged (other than (x) the Facilities, (y) Takeout Securities and (z) any Indebtedness of Rhodes and its subsidiaries permitted to remain outstanding on the Closing Date under the Purchase Agreement) without the consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Facilities or the placement of the Notes (it being understood and agreed that Rhodes and its subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings will not be deemed to materially impair the primary syndication of the Facilities or the placement of the Notes) and (h) using commercially reasonable efforts to (x) ensure that the ABL Administrative Agent and its designees shall have sufficient access to Rhodes and its domestic subsidiaries to complete a field examination and inventory appraisals as promptly as practicable after the date hereof and (y) deliver a Borrowing Base Certificate (as defined in Exhibit C) or certificate evidencing the initial Borrowing Base (as defined in Exhibit C) and giving effect to the initial borrowing under the ABL Facility on the Closing Date, and which certificate may be in the form of, and contain information consistent with, the most recent borrowing base certificate delivered by Rhodes under the Existing Credit Facility (as defined in Exhibit A). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including the obtaining of the ratings referenced above and compliance with any of the provisions set forth in clauses (a) through (h) above) shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

The Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Facilities, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to (i) your consent rights set forth in the second preceding paragraph and excluding Disqualified Lenders and (ii) your rights of appointment set forth under Section 2 of this Commitment Letter), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide (and to cause the Sponsor to provide and to use commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Purchase Agreement as in effect on the date hereof, to cause Rhodes to provide) to the Lead Arrangers all customary information with respect to the Borrower, Rhodes and its respective subsidiaries and the Transactions set forth in clause (c) of the preceding paragraph, the historical financial information required to be provided in accordance with paragraphs 9 and 10 of Exhibit E hereto and customary financial estimates, forecasts and other projections (the “Projections”) and such other customary information, as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any attorney-client privilege of, you, Rhodes or your or its respective subsidiaries and affiliates; provided that in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Lead Arrangers that such information is being withheld and you shall use your commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided further that none of the foregoing shall be construed to limit any of the Borrower’s representations and warranties or any of the conditions, in any such case, set forth in this Commitment Letter or the Facilities Documentation. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraphs 9 and 10 of Exhibit E.

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You hereby acknowledge that (a) the Lead Arrangers will make available Information (as defined below), Projections and other offering and marketing materials and presentations, including confidential information memoranda customary for transactions of this type to be used in connection with the syndication of the Facilities (collectively, the “Information Memoranda”) (such Information, Projections, other customary offering and marketing material and the Information Memoranda, collectively, with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that wish to receive only information that (i) is publicly available or (ii) is not material with respect to you, the Borrower and its subsidiaries, Rhodes and its subsidiaries or your or their respective securities for purposes of United States federal or state securities laws) (collectively, the “Public Sider Information”; and each such Lender, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

At the reasonable request of the Lead Arrangers, you agree to assist (and to cause the Sponsor to assist and to use commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Purchase Agreement as in effect on the date hereof, to cause Rhodes to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Facilities that consists exclusively of information that is Public Sider Information with respect to the Borrower, Rhodes or any of their respective subsidiaries or securities for the purposes of United States, federal or state securities laws to be used by Public Siders. The Public Sider Information will be substantially consistent with the information that would be included in any offering memorandum for the Takeout Securities and in any filings made by you and your subsidiaries and Rhodes with the Securities and Exchange Commission. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials includes only Public Sider Information (other than as set forth in the following paragraph of this Section 3 below), contain the representations set forth in Section 4 below and exculpates you, the Sponsor, the Investors, Rhodes and your and their respective affiliates with respect to any liability related to the misuse, and exculpates us and our affiliates with respect to any liability related to the use or misuse, of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any information other than Public Sider Information (it being understood that if you are unable to reasonably determine if any such information is or is not Public Side Information, you shall not be obligated to mark such information as “PUBLIC”). We will not make any Information Materials not marked “PUBLIC” available to Public Siders except as contemplated in the succeeding sentence.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials contain information that is not

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Public-Sider Information (provided that such materials have been provided to you and your counsel for review within a reasonable period of time prior thereto): (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Facilities’ terms and conditions, (c) drafts and final versions of the Facilities Documentation and (d) publicly filed financial statements of you, Rhodes or your or its respective subsidiaries. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing contains information that is not Public-Sider Information, then Public Siders will not receive such materials without your consent.

4.	Information.

You hereby represent and warrant that (with respect to Information and Projections relating to Rhodes and its subsidiaries and its and their respective businesses, to your knowledge) (a) all material written information and written data, (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”), that has been or will be made available to any Commitment Party, directly or indirectly, by, or at the request of, you or any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections contained in the Information Memoranda have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished to the Commitment Parties; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections contained in the Information Memoranda were being furnished, and such representations were being made, at such time, then you will (or, prior to the Closing Date, with respect to the Information and such Projections relating to Rhodes and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and such Projections such that (with respect to Information and Projections relating to Rhodes and its subsidiaries and its and their respective businesses, to your knowledge) such representations and warranties are correct in all material respects under those circumstances. In conducting the transactions hereunder, each of the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections contained in the Information Memoranda without responsibility for independent verification thereof.

5.	Fees.

As consideration for (i) the commitments of the Initial Lenders hereunder and (ii) for the agreements of the Lead Arrangers and the Initial Lenders to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable except as otherwise agreed in writing by us and you or set forth herein or therein.

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6.	Conditions.

The commitments of the Initial Lenders hereunder to fund the Facilities on the Closing Date and the agreements of the Lead Arrangers to perform the services described herein are subject solely to (a) the conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit B, (b) the conditions set forth in the section entitled “Conditions to All Borrowings” in Exhibit C (limited on the Closing Date as indicated therein), (c) the conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit D hereto and (d) the conditions set forth in Exhibit E hereto, and upon satisfaction (or waiver by all Initial Lenders) of such conditions, the initial funding of the Facilities shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Facilities Documentation.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability and funding of the Facilities on the Closing Date shall be (A) such of the representations made by, or with respect to, Rhodes and its subsidiaries in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or their) obligations under the Purchase Agreement or decline to consummate the Acquisition (in accordance with the terms thereof) as a result of a breach of such representations in the Purchase Agreement (to such extent, the “Specified Purchase Agreement Representations”) and (B) the Specified Representations (as defined below) made in the Facilities Documentation and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability or funding of the Facilities on the Closing Date if the conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit B, the conditions set forth in the section entitled “Conditions to All Borrowings” in Exhibit C hereto (limited on the Closing Date as indicated therein), the conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit D hereto and the conditions set forth in Exhibit E hereto are satisfied (or waived by the Initial Lenders) (it being understood that, to the extent any security interest in any Collateral (as defined in the Term Facility Term Sheet) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interest in the certificated equity interests of the Borrower and each of its direct wholly owned material U.S. restricted subsidiaries (to the extent required by Exhibit B and Exhibit C) and other assets pursuant to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (provided that, to the extent you have used commercially reasonable efforts to procure the delivery thereof prior to the Closing Date, certificated equity interests of Rhodes and the subsidiaries of Rhodes will only be required to be delivered on the Closing Date pursuant to the terms set forth above if such certificated equity interests are received from Rhodes) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition to the availability of the Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed (but, in any event, not earlier than 90 days after the Closing Date or such longer period as may be agreed by the Term Loan Administrative Agent) by the Term Loan Administrative Agent and the Borrower acting reasonably. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors to be set forth in the Facilities Documentation relating to organizational status of Holdings (as defined in Exhibit B) and the Borrower; power and authority, due authorization, execution and delivery and enforceability, in each case related to, the borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the Facilities Documentation; the incurrence of the loans to be made under the Facilities and the provision of the Guarantees, in each case under the Facilities, and the granting of the security interests in the Collateral to secure the Term Facility and the ABL Facility, do not conflict with the organizational documents of the

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Borrower or any Guarantor; solvency (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 8 of Exhibit E hereto) as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; Federal Reserve margin regulations; the Investment Company Act; the making of the Loans and the use of proceeds of the Loans not violating the Patriot Act, OFAC or the FCPA; and subject to the parenthetical in the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral; and the status of the Facilities and the guarantees thereof as senior debt. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

7.	Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject, in the case of any such Losses and related expenses, to the extent arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions or any related transaction contemplated hereby, the Facilities, or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person within 30 days after receipt of a written request, together with reasonably detailed backup documentation, for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of a conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by such other one firm of counsel for such affected Indemnified Person) or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations under this Commitment Letter of such Indemnified Person or any of such Indemnified Person’s affiliates or of any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing under this Commitment Letter, the Term Sheets, the Fee Letter or the Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision), (iii) in the case of a Proceeding initiated by you or one of your affiliates against the relevant Indemnified Person, a breach of the obligations under this Commitment Letter of such Indemnified Person or any of such Indemnified Person’s affiliates or of any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing under this Commitment Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iv) any Proceeding (other than a Proceeding against an Administrative Agent or Lead Arranger acting pursuant to this Commitment Letter or in its capacity as such or of any of its affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives

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and the successors of each of the foregoing) solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including, but not limited to, expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single firm of counsel to the Commitment Parties identified in the Term Sheets and, if necessary, of a single firm of local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”; provided that only one inventory appraisal and one field exam shall be included within the definition of Expenses). Certain Commitment Parties have informed you that they may receive future benefits in matters unrelated to this matter, which may include a discount, credit or other accommodation, from any of their counsel based on the fees that such counsel may receive on account of their relationship with them, which benefit will not affect or modify any of the provisions hereof or the Facilities Documentation with respect to the reimbursement of Expenses. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of us, you (or any of your affiliates), the Investors (or any of their respective affiliates), Rhodes (or any of its subsidiaries) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with the applicable Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification as set forth in the immediately preceding paragraph.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all Losses and related expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7. If the Indemnifying Party has reimbursed any Indemnified Person for any legal or other expenses in accordance with such request and there is a final judicial or arbitral determination that the Indemnified Person was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 7, then the Indemnified Person shall promptly refund such amount.

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You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, Rhodes and your and its respective affiliates and subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you, Rhodes and your and its respective affiliates and subsidiaries by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, Rhodes and your and its respective affiliates and subsidiaries in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, Rhodes and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, Rhodes or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you or Rhodes and are under no obligation to disclose any conflicting interests to you. You agree that the Commitment Parties will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you, Rhodes, your and its respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, Rhodes, your and its management, equity holders,

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creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or Rhodes on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto.

9.	Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheets, the other exhibits and attachments hereto and the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity, except (a) to the Investors, and to your and any of the Investors’ officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders and to actual and potential co-investors who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing (such consent not to unreasonably withheld or delayed) to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter or the contents thereof) and the contents hereof to Rhodes, its subsidiaries and its and their respective officers, directors, agents, employees, attorneys, accountants, controlling persons or advisors, on a confidential and need-to-know basis, (ii) you may disclose this Commitment Letter and its contents including the Term Sheets and other exhibits and attachments hereto (but not the Fee Letter or the contents thereof) in any syndication or other marketing materials in connection with the Facilities (including the Information Materials) or the Takeout Securities or in connection with any public or regulatory filing requirements relating to the Transactions, (iii) you may disclose the Term Sheets and the other exhibits and annexes to this Commitment Letter and the contents thereof, to potential Lenders and their affiliates involved in the related commitments and to rating agencies in connection with obtaining the Ratings, including those for Takeout Securities, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities, the Takeout Securities or in any public or regulatory filing relating to the Transactions or any offering or private placement of any Takeout Securities (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation), (v) you may disclose this Commitment Letter (but not the Fee Letter) in any customary Rule 144A/Regulation S offering memorandum for primary or secondary offerings of the debt securities related to the Takeout Securities, (vi) if the fee amounts payable pursuant to the Fee Letter and the economic terms of the “Market Flex Provisions” in the Fee Letter and the economic terms of the “Securities Demand” provisions in the Fee Letter have been redacted in a manner reasonably agreed by us, you may disclose the Fee Letter and the contents thereof to Rhodes, its subsidiaries and its and their respective officers, directors, employees, agents, attorneys,

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accountants, controlling persons and advisors, on a confidential and need-to-know basis and (vii) you may disclose this Commitment Letter and the Fee Letter and the contents of each thereof (including the Term Sheets and other exhibits and attachments hereto) to any additional lead arranger or additional joint bookrunner, in either case to the extent in contemplation of appointing such person pursuant to the provisions of the proviso set forth in Section 2 of this Commitment Letter and to any such person’s affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants and other advisors, on a confidential and need-to-know basis.

The Commitment Parties and their affiliates will use all non-public information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and contemplating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation, or compulsory legal process based on the reasonable advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto (including the persons referred to in clause (f) below) in violation of any confidentiality obligations owing to you, Rhodes, the Investors or any of your or their respective subsidiaries or affiliates or related parties, (d) to the extent that such information is or was received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, Rhodes or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties without the use of any confidential information and without violating the terms of this Commitment Letter, (f) to the Commitment Parties’ affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who otherwise are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph)), (g) for the purposes of establishing a “due diligence” defense or (h) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to Borrower or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that (i) the disclosure of any such information to any Lenders, participants, assignees, hedge providers or prospective Lenders shall be made subject to the acknowledgment and acceptance by such Lender, participant, assignee, hedge provider or prospective Lender that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through”

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or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender. In the event that the Facilities are funded, the Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder to the extent such provisions are binding on such Commitment Party. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

10.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than any assignment (i) subject to the limitations set forth in paragraph 3 above, an Initial Lender to any Lender, (ii) occurring as a matter of law pursuant to, or otherwise substantially simultaneously with, the Acquisition, to Rhodes or (iii) by you to Rhodes, any subsidiary of Rhodes, or another newly-formed U.S. domestically organized entity, in each case, prior to or on the Closing Date or otherwise shortly thereafter (provided that in the case of an assignment to Rhodes or any subsidiary of Rhodes, such assignment shall only be permitted on (and subject to the occurrence of) the Closing Date), so long as such entity is, or will be, controlled by the Investors after giving effect to the Transactions and shall (directly or indirectly through a wholly-owned subsidiary) own Rhodes or be the successor to Rhodes and agrees to be bound by the terms hereof and the Fee Letter) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and shall be subject to the provisions governing the conduct of, the Commitment Parties hereunder. Except as set forth in Section 2 hereof, this Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter dated the date hereof, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that it is understood and agreed that (a) the interpretation of the definition of “ Company Material Adverse Effect” (as defined in Exhibit E hereto) (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Purchase Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Purchase Agreement or decline to consummate

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the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Purchase Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement of each party to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject only to conditions precedent as expressly provided herein, and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (except as specifically set forth in the third through seventh paragraphs of Section 3 of this Commitment Letter and the penultimate sentence of Section 4 of this Commitment Letter, and other than your obligations with

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respect to the confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and the Initial Lenders’ commitments with respect to the Facilities hereunder at any time subject to the provisions of the preceding sentence. In addition, in the event that a lesser of amount of indebtedness is required to fund the Transactions for any reason, you may reduce the Initial Lenders’ commitments with respect to the Facilities (on a pro rata basis amongst the Initial Lenders) in a manner consistent with the allocation of purchase price reduction described under paragraph 1 of Exhibit E.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Lead Arrangers, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on May 23, 2013. The offer of the Initial Lenders and the Lead Arrangers to provide the commitments and services hereunder will expire at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. Upon execution and delivery of this Commitment Letter and the Fee Letter by you at or prior to such time, we agree to hold our commitments to provide the Facilities and our other undertakings in connection therewith available for you until the earliest of (i) after execution of the Purchase Agreement and prior to the consummation of the Transactions, the termination of the Purchase Agreement by you (or your affiliates) or with your (or your affiliates’) written consent (including any of your (or your affiliates’) assignees under the Purchase Agreement) in accordance with its terms (other than with respect to provisions therein that expressly survive termination), prior to closing of the Acquisition, (ii) the consummation of the Acquisition without the funding of the Facilities and (iii) 11:59 p.m., New York City time, on November 23, 2013 (such earliest time, the “Facilities Expiration Date”). Upon the occurrence of any of the events referred to the preceding sentence, the commitments to provide the Facilities and our other undertakings in connection therewith shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Tony Wang
	Name:	Tony Wang
	Title:	Vice President

JPMORGAN SECURITIES LLC

By:	/s/ J.W. Price
	Name:	J.W. Price
	Title:	Managing Director

[Signature Page to Commitment Letter]

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MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Adam Cady
	Name:	Adam Cady
	Title:	Managing Director

BANK OF AMERICA, N.A.

By:	/s/ Adam Cady
	Name:	Adam Cady
	Title:	Managing Director

[Signature Page to Commitment Letter]

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GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Signatory

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first above written:

RHODES MERGER SUB, INC.

By:	/s/ Alex Pellegrini
	Name:	Alex Pellegrini
	Title:	Vice President

[Signature Page to Commitment Letter]

EXHIBIT A

Project Rhodes

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Rhodes Merger Sub, Inc., a newly created entity organized under the laws of the State of Delaware (“Newco”), formed at the direction of Apax Partners LLP and its affiliates (collectively, the “Sponsor”), intends to acquire (the “Acquisition”), directly or indirectly, the capital stock of an entity previously identified by you as “Rhodes” (“Rhodes”), from the equity holders of Rhodes. Newco intends to consummate the Acquisition pursuant to an Agreement and Plan of Merger, dated as of the date hereof (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, as amended, the “Purchase Agreement”) by and among Newco, Holdings and Rhodes, pursuant to which (i) Newco will merge with and into Rhodes (the “Merger”), with Rhodes being the surviving entity of the Merger, with such merged company (the “Merged Company”) existing under the laws of the state of Delaware and (ii) except with respect to certain equity holders who may be given the opportunity to rollover capital stock and/or options of Rhodes into Holdings or a Parent Holdco, the equity holders of Rhodes will receive cash in exchange for their capital stock and/or options in Rhodes (collectively, the “Acquisition Consideration”) and Rhodes will become a wholly-owned direct or indirect subsidiary of Holdings.

In connection with the foregoing, it is intended that:

a)	The Sponsor will establish (i) one or more other newly formed corporations, limited liability companies and/or partnerships (“Parent Holdco(s)”), (ii) Rhodes Holdco, Inc., a newly created corporation organized under the laws of Delaware and a wholly owned subsidiary of the foregoing (“Holdings”), and (iii) Newco as a wholly-owned direct subsidiary of Holdings (“Newco” or “you”).

b)	The Sponsor and certain other investors (including management or founders of Rhodes) arranged by and/or designated by the Sponsor (collectively with the Sponsor, the “Investors”) will directly or indirectly make cash equity contributions to Holdings, which will be contributed by Holdings, directly or indirectly, as cash common equity to Newco; provided that any such equity contribution to Holdings or Newco in a form other than common equity shall be reasonably satisfactory to the Lead Arrangers (the foregoing, collectively, the “Equity Contribution”), in an aggregate amount equal to, when combined with the fair market value of any capital stock of any of the management, founders and other existing direct or indirect equity holders of Rhodes and its subsidiaries rolled over or invested in connection with the Transactions (as defined below), at least 25.0% of the sum of (1) the aggregate gross proceeds of the Facilities borrowed on the Closing Date (or Takeout Securities issued on the Closing Date), excluding the gross proceeds of any loans to fund (A) working capital needs and (B) original issue discount and/or upfront fees (including by any increase in the aggregate principal amount of the Term Facility) in connection with the exercise of the “Market Flex Provisions” under the Fee Letter or in connection with the exercise of the “Securities Demand” provisions under the Fee Letter and (2) and equity capitalization of Holdings and its subsidiaries on the Closing Date after giving effect to the Transactions.

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c)	The Borrower will obtain (i) a $530.0 million aggregate principal amount (plus any additional amounts specified in Exhibit B under the caption “Term Facility”) senior secured term loan facility described in Exhibit B to the Commitment Letter (the “Term Facility”), and (ii) a $150.0 million aggregate principal amount asset based lending facility described in Exhibit C to the Commitment Letter (the “ABL Facility” and, collectively with the Term Facility, the “Senior Secured Credit Facilities”).

d)	The Borrower will (i) issue and sell senior unsecured notes (the “Notes”) in a Rule 144A or other private placement yielding $250.0 million in gross cash proceeds and/or (ii) to the extent that less than $250.0 million in Notes are issued on or prior to the Closing Date obtain $250.0 million of senior unsecured increasing rate loans (the “Bridge Loans”) under a senior unsecured credit facility described in Exhibit D to the Commitment Letter (the “Bridge Facility” and, together with the Senior Secured Credit Facilities, the “Facilities”) minus the gross cash proceeds from the Notes issued on or prior to the Closing Date.

e)	Pursuant to the Purchase Agreement, Newco will merge with and into Rhodes, with Rhodes being the surviving entity of the Merger and becoming the Merged Company and certain of the equity holders of Rhodes shall be entitled to receive the Acquisition Consideration.

f)	Immediately after giving effect to the Merger, the principal, accrued and unpaid interest, fees and other amounts, other than contingent obligations that by their terms survive the termination of the Existing Credit Facility (as defined below), outstanding on the Closing Date under that certain Amended and Restated Credit Agreement, dated as of April 5, 2013 (the “Existing Credit Facility”), by and among Rhodes, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent will be repaid in full in connection with the other Transactions and all commitments to extend credit under the Existing Credit Facility will be terminated and any security interests and guarantees in connection therewith shall be terminated and/or released (the “Refinancing”).

g)	The proceeds of the Equity Contribution, the Facilities (and/or the Notes) and cash on hand at Rhodes and its subsidiaries on the Closing Date will be applied (i) as described above to pay the Acquisition Consideration, (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”), and (iii) to pay for the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Funds”).

The borrower under the Facilities shall be (and the term “Borrower” as used herein shall mean) (i) Newco, prior to the Merger and (ii) the Merged Company, after giving effect to the Merger.

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

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EXHIBIT B

Project Rhodes

Term Facility

Summary of Principal Terms and Conditions1

Borrower:	(i) Newco, prior to the Merger and (ii) the Merged Company, organized under the laws of Delaware, after giving effect to the Merger.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Term Loan Administrative Agent and Term Loan Collateral Agent:	JPMCB will act as sole administrative agent and sole collateral agent (in such capacities, the “Term Loan Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arrangers (as defined below) and the Borrower (the Borrower’s consent not to be unreasonably withheld or delayed), excluding any Disqualified Lender (together with the Initial Term Bank Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Joint Bookrunners:	J.P. Morgan and Merrill Lynch will act as co-lead arrangers, and J.P. Morgan, Merrill Lynch and GS will act as joint bookrunners (together with any additional lead arranger or joint bookrunner appointed pursuant to Section 2 of the Commitment Letter, each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”), in each case for the Term Facility, and each will perform the duties customarily associated with such roles.

Additional Agents:	The Borrower may designate additional financial institutions reasonably acceptable to the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) to act as syndication agent, documentation agent or co-documentation agent.

Term Facility:	A senior secured term loan facility (the “Term Facility”) in an aggregate principal amount of $530.0 million plus, at the Borrower’s election, an amount sufficient to fund any original issue discount or upfront fees required to be funded in connection with the exercise of “Market Flex Provisions” under the Fee Letter. The loans under the Term Facility are referred to as the “Term Loans”.

Incremental Facilities:	The Term Facility will permit the Borrower to add one or more incremental term loan facilities to the Term Facility (the “Incremental Facilities” and the commitments in respect thereof are referred to as the “Incremental Commitments”) in an aggregate amount not to exceed (A) $125.0 million (the “Incremental Starter Amount”) plus (B) all voluntary prepayments of the Term Facility or any existing Incremental Facility made prior to the date of any such incurrence (except to the extent financed with proceeds from the incurrence of long-term Indebtedness) (the “Incremental Repayment Amount”) plus (C) an amount such that, after giving effect to the incurrence of any such Incremental Facility pursuant to this clause (C) (and after giving effect to any acquisition

1	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A, C and D thereto.

consummated concurrently therewith and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustment events, including any debt incurrence or retirement subsequent to the end of the applicable test period and on or prior to the date of such incurrence, all to be further defined in the Term Facility Documentation (as defined below)), the Borrower would be in compliance, on a pro forma basis (but excluding the cash proceeds of such incurrence), with a First Lien Secured Leverage Ratio (as defined below) (recomputed as of the last day of the most recently ended period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered) that is no greater than 4.50:1.00; provided that

(i)	no event of default (or, in the case of a Permitted Acquisition (as defined below) or similar investment, no bankruptcy or payment event of default) under the Term Facility Documentation has occurred and is continuing or would exist after giving effect thereto;

(ii)	the maturity date of any such Incremental Facility shall be no earlier than the maturity date of the Term Facility, and the weighted average life of any such Incremental Facility shall not be shorter than the then remaining weighted average life of the Term Facility;

(iii)	the pricing, interest rate margins, discounts, premiums, rate floors and fees and (subject to clause (ii)) maturity and amortization schedule applicable to any Incremental Facility shall be determined by the Borrower and the lenders thereunder; provided that, during the period commencing on the Closing Date and ending on the date that is 12 months after the Closing Date only, in the event that the interest rate margins for any Incremental Facility is higher than the interest rate margins for the Term Facility by more than 50 basis points per annum, then the interest rate margins for the Term Facility shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Facility minus 50 basis points per annum; provided that, in determining the interest rate margins applicable to the Incremental Facility and the Term Facility (x) OID or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under the Term Facility or any Incremental Facility in the initial primary syndication thereof shall be included (with OID or upfront fees being equated to interest based on assumed four-year life to maturity), (y) customary arrangement or commitment fees payable to any of the Lead Arrangers (or their respective affiliates) in connection with the Term Facility or to one or more arrangers or bookrunners (or their affiliates) of any Incremental Facility shall be excluded and (z) (1) with respect to the Term Facility to the extent that Adjusted LIBOR (as defined in Annex I to this Exhibit B) for a one month interest period, as determined, on the closing date of any such Incremental Facility is less than the LIBOR Floor (as defined in Annex I to this Exhibit B), the amount of such difference shall be deemed added to the interest margin for the Term Loans, solely for the purpose of determining whether an increase in the interest rate margins for the Term Loans shall be required and (2) with respect to the Incremental Facility, to the extent that Adjusted LIBOR as applicable to the Term Facility for a one month interest period, as determined, on the closing date of any such Incremental Facility is less than the interest rate floor, if any, applicable to any such Incremental Facility, the amount of such difference shall be deemed added to the interest rate margins for the loans under the Incremental Facility solely for the purpose of determining whether an increase in the interest rate margins for the Term Loans shall be required;

(iv)	any such Incremental Facility shall be secured only by the Collateral on an equal priority basis with the Term Loans;

(v)	any Incremental Facility shall be on terms and pursuant to documentation to be determined; provided that to the extent such terms and documentation are not consistent with the Term Facility (except to the extent permitted by clause (ii) or (iii) above), they shall be reasonably satisfactory to the Term Loan Administrative Agent (except for covenants or other provisions applicable only to the periods after the latest maturity date of any Term Facility or any existing Incremental Facility existing at the time such Incremental Facility is incurred) (it being understood to the extent that any financial maintenance covenant is added for the benefit of any Incremental Facility, no consent shall be required from the Term Loan Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the Term Facility or any Incremental Facility at the time such new Incremental Facility is incurred).

The Borrower may seek commitments in respect of the Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and from additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith (“Additional Lenders”); provided that (i) the Term Loan Administrative Agent shall have consent rights (not to be unreasonably withheld or delayed) with respect to such Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such Additional Lender and (ii) the restrictions applicable to Affiliated Lenders set forth under “Assignments and Participations” shall apply to commitments in respect of Incremental Facilities.

The Term Facility will permit the Borrower to utilize availability under the Incremental Facilities to issue Incremental Equivalent Debt (as defined below), subject to compliance with the Incremental Equivalent Debt Conditions (as defined below).

Refinancing Facilities:	The Term Facility Documentation will permit the Borrower or any Subsidiary Guarantor to refinance loans under the Term Facility or any Incremental Facility from time to time, in whole or part, with one or more new term facilities (collectively referred to herein as “Refinancing Facilities”), respectively, under the Term Facility Documentation with the consent of the Term Loan Administrative Agent, the Borrower and the institutions providing such Refinancing Facility or with one or more additional series of senior unsecured or senior subordinated notes or loans or senior secured notes or loans that will be secured by the Collateral on an equal priority basis (but without regard to the control of remedies) with the Term Facility or junior lien secured notes or loans that will be secured by Collateral on a subordinated basis to the Term Facility and to the obligations under any senior secured notes or loans, which will be subject to a customary intercreditor agreement reasonably acceptable to the Term Loan Administrative Agent and the Borrower (such notes or loans, “Refinancing Notes” and, together with the Refinancing Facilities, the “Refinancing Indebtedness”); subject solely to the following terms and conditions: (i) any Refinancing Indebtedness does not mature prior to, or have a shorter weighted average life than the Term Facility or the loans under the Incremental Facility, in either case that are being refinanced, (ii) the amount of any Refinancing Indebtedness does not exceed the amount of indebtedness being refinanced (plus any premium, accrued interest or fees and expenses incurred in connection with the refinancing thereof), (iii) any Refinancing Indebtedness is not guaranteed by any subsidiaries of the Borrower that do not guarantee the Term Facility, (iv) any Refinancing Indebtedness is not secured by any assets not securing the Secured Obligations (as defined below) and (v) the terms and conditions of any Refinancing Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) are not materially more restrictive (when taken as whole) on the Borrower and the restricted subsidiaries than the terms and conditions of the Term Facility Documentation (when taken as a whole) (it being understood that to the extent any financial maintenance covenant is added for the benefit of such Refinancing Indebtedness, the terms and conditions of such Refinancing Indebtedness will not be deemed to be more restrictive than the terms and conditions of the Term Facility Documentation if such financial maintenance covenant is also added for the benefit of any Term Facility and any existing Incremental Facility remaining outstanding after the incurrence or issuance of such Refinancing Indebtedness) (except for covenants or other provisions applicable only to periods after the latest maturity date of the Term Facility or Incremental Facility, in either case, remaining outstanding after the issuance or incurrence of such Refinancing Indebtedness at the time of such refinancing).

Purpose:	(A)	The proceeds of borrowings under the Term Facility will be used by the Borrower on the Closing Date, together with the proceeds from borrowings under the ABL Facility (limited as set forth in Exhibit C), the proceeds from the Equity Contribution, the proceeds from the Bridge Facility and/or the Notes and any cash on hand at Rhodes, solely to pay the Acquisition Funds and to fund any OID or upfront fees to the extent otherwise permitted above.

	(B)	The proceeds of any Incremental Facility may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions, other permitted investments and permitted dividends and any other use not prohibited by the Term Facility Documentation.

	(C)	The net cash proceeds of any Refinancing Facility shall be applied, as between the Term Facility and any Incremental Facility, to refinance such facilities in the manner directed by the Borrower.

Availability:	The Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	With respect to overdue principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum, which, in each case, shall be payable on demand.

Final Maturity and Amortization:	Term Facility

The Term Facility will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the Term Facility, with the balance payable on the maturity date thereof. The Term Facility will mature on the date that is seven years after the Closing Date.

The Term Facility Documentation shall contain “amend and extend” provisions substantially similar to those set forth in the Term Facility Precedent Documentation (as defined below), pursuant to which individual Lenders may agree to extend the maturity date of their outstanding Term Loans or loans under any Incremental Facility (which may include, among other things, an increase in the interest rates payable with respect to such extended loans, which such extensions shall not be subject to any “default stopper”, financial tests or “most favored nation pricing provisions”) upon the request of the Borrower and without the consent of any other Lender (it is understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class).

Guarantees:	All obligations of the Borrower under the Term Facility and under any Incremental Facility (the “Borrower Obligations”) will be unconditionally guaranteed jointly and severally on a senior basis (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. organized restricted subsidiary of the Borrower (the “Subsidiary Guarantors”) and by the direct holding company of the Borrower (“Holdings” and, together with the Subsidiary Guarantors, the “Guarantors”); provided that Guarantors shall not include (a) unrestricted subsidiaries, (b) immaterial subsidiaries (to be defined in a mutually acceptable manner by reference to individual and aggregate revenues or assets excluded), (c) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date any such subsidiary is acquired (so long as in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Borrower Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, or for which the provision of a Guarantee would result in a material adverse tax consequence to the Borrower or one of its subsidiaries (as reasonably determined by the Borrower in consultation with the Term Loan Administrative Agent), (d) (i) any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC”) and (ii) any direct or indirect U.S. subsidiary of the Borrower that has no material assets other than equity of one or more direct or indirect non-U.S. subsidiaries that are CFCs (any such entity, a “FSHCO”)), (e) certain special purpose entities and not-for-profit subsidiaries, if any and (f) any restricted subsidiary acquired pursuant to a Permitted Acquisition (as defined below) or similar investment financed with secured indebtedness permitted to be incurred pursuant to the Term Facility Documentation as assumed indebtedness (and not incurred in contemplation of such Permitted Acquisition) and any restricted subsidiary thereof that guarantees such indebtedness, in each case to the extent, and so long as, such secured indebtedness prohibits such subsidiary from becoming a Guarantor.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Term Loan Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:	Subject to the limitations set forth below in this section and subject to the Certain Funds Provisions, the Borrower Obligations and the Guarantees (collectively, the “Secured Obligations”) will be secured by: (a) a perfected first priority pledge of 100% of the equity interests of the Borrower and of each direct wholly-owned restricted subsidiary of the Borrower and of each Subsidiary Guarantor (which pledge, in the case of capital stock of any non-U.S. subsidiary that is a CFC or any FSHCO, shall be limited to 65% of the voting capital stock and 100% of the non-voting capital stock of such non-U.S. subsidiary or FSHCO), (b) perfected first priority security interests in, and mortgages on, substantially all tangible and intangible personal property and material fee-owned real property of the Borrower and each Subsidiary Guarantor (other than ABL Priority Collateral (as defined on Exhibit C)) (including but not limited to, equipment, general intangibles (including contract rights), investment property, U.S. intellectual property, intercompany notes, instruments, chattel paper and documents, letter of credit rights, commercial tort claims and proceeds of the foregoing) and (c) perfected second priority security interests in the ABL Priority Collateral (as defined in Exhibit C) (the items described in clauses (a), (b) and (c) above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”). The pledges of and security interests in and mortgages on the Collateral granted by the Borrower and each Guarantor shall secure its own respective Secured Obligations.

Notwithstanding anything to the contrary, the Collateral shall exclude (including from applicable security documents) the following: (i) (A) any fee-owned real property with a fair market value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing subject to the requirements of the Certain Funds Provisions) determined on the Closing Date for existing real property and on the date of acquisition for any after acquired real property (or the date of substantial completion of any material improvement thereon or new construction thereof) and (B) all real property leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (ii) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction), (iii) pledges and security interests prohibited by applicable law, rule or regulation (including any legally effective requirement to obtain the consent of any governmental authority), (iv) margin stock and, to the extent prohibited by the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement, capital stock in any person other than material wholly-owned restricted subsidiaries, (v) assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Term Loan Administrative Agent, (vi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (vii) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other similar applicable law notwithstanding such prohibition, (viii) in excess of 65% of the voting capital stock of (A) any subsidiary not organized under the laws of the U.S., any state thereof or the District of Columbia that is a CFC or (B) any FSHCO, (ix) those assets as to which the Term Loan Administrative Agent and the Borrower reasonably agree, in writing, that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby and (x) other exceptions to be mutually agreed upon (the foregoing described in the previous two sentences are collectively referred to as the “Excluded Assets”). In addition, (a) control agreements shall not be required with respect to any deposit accounts, securities accounts or commodities accounts (other than accounts for which control agreements are required to be obtained or for which the ABL Administrative Agent has obtained control, in each case, as required by Exhibit C) and no perfection actions shall be required with respect to motor vehicles and other assets subject to certificates of title, letter of credit rights, except to the extent constituting a support obligation for other Collateral as to which perfection is accomplished solely by the filing of a UCC financing statement or equivalent (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement or equivalent), commercial tort claims with a value of less than an amount to be agreed and promissory notes evidencing debt for borrowed money in a principal amount of less than an amount to be agreed and (b) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

All the above-described pledges, security interests and mortgages shall be created on terms substantially consistent with those set forth in the Term Facility Precedent Documentation, after giving effect to the Term Facility Documentation Considerations (as defined below); and none of the Collateral shall be subject to other pledges, security interests or mortgages, other than in connection with the ABL Secured Obligations (as defined in Exhibit C) and certain other customary permitted encumbrances and other exceptions and baskets to be set forth in the Term Facility Documentation, substantially consistent with the exceptions and baskets set forth in the Term Facility Precedent Documentation, after giving effect to the Term Facility Documentation Considerations.

Intercreditor Agreement:	The relative rights and priorities in the Collateral for the secured parties in (a) the ABL Facility and (b) the Term Facility will be set forth in (i) a customary intercreditor agreement as between the collateral agent for the Term Facility, on the one hand, and the collateral agent for the ABL Facility, on the other hand (the “Intercreditor Agreement”). The Intercreditor Agreement shall give due regard to the Term Facility Documentation Considerations and the ABL Documentation Considerations and shall permit the joinder of collateral agent(s) representing tranches of secured indebtedness permitted by the ABL Facility and the Term Facility having liens with a priority corresponding to the parties thereto.

Mandatory Prepayments:	Loans under the Term Facility and under any Incremental Facility shall be prepaid with:

	(A)	commencing with the first full fiscal year of the Borrower to occur after the Closing Date, an amount equal to 50% of Excess Cash Flow (to be defined in the Term Facility Documentation in a manner substantially consistent with the equivalent definition set forth in the Term Facility Precedent Documentation, after giving effect to the Term Facility Documentation Considerations, but in any event to provide for a deduction from excess cash flow, without duplication among periods, of operating cash flow used to make acquisitions, make permitted investments (other than intercompany investments, cash equivalents, money market instruments and certain other limited exceptions), make certain distributions and dividends (in any event, not to include those made under the general dividend basket), or make capital expenditures, or to be used within the succeeding twelve months to fund acquisition obligations for which binding agreements exist or capital expenditures), with step-downs to 25% and 0% based upon the achievement and maintenance of First Lien Secured Leverage Ratios (as defined below) equal to or less than 4.00:1.0 and 3.50:1.0, respectively; provided that, for any fiscal year, at the Borrower’s option any voluntary prepayments of loans (including prepayments at a discount to par offered to all Lenders under the Term Facility or under any Incremental Facility, with credit given for the aggregate amount of cash used to make such prepayments) under the Term Facility or under any Incremental Facility (other than prepayments funded with the proceeds of long-term indebtedness or equity), made during such fiscal year or after year-end and prior to the time such Excess Cash Flow prepayment is due, may be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year (without duplication of any such credit in any prior or subsequent fiscal year) (with the First Lien Secured Leverage Ratio of the Borrower for purposes of determining the applicable Excess Cash Flow percentage above, recalculated to give pro forma effect to any such pay down made during such time period);

	(B)	an amount equal to 100% of the net cash proceeds of non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries after the Closing Date (including insurance and condemnation proceeds and sale leaseback proceeds) in excess of an amount to be agreed for each individual asset sale or disposition and an amount to be agreed in the aggregate for any fiscal year (with only the amount in excess of such amount being required to prepay the Loans) and subject to the right of the Borrower and its restricted subsidiaries to reinvest 100% or less of such proceeds, if such proceeds are reinvested (or committed to be reinvested) within 12 months of the receipt of such net cash proceeds and, if so committed to be reinvested in the business, including in Permitted Acquisitions and capital expenditures, so long as such reinvestment is actually completed within 180 days thereafter, and other exceptions to be set forth in the Term Facility Documentation substantially consistent with the exceptions set forth in the Term Facility Precedent Documentation, after giving effect to the Term Facility Documentation Considerations; and

	(C)	an amount equal to 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the Term Facility Documentation, except in respect of Refinancing Indebtedness).

Mandatory prepayments shall be applied, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period in forward order to the amortization payments scheduled to occur under the Term Facility and each Incremental Facility. With respect to mandatory prepayments under clauses (A) or (B) above, such prepayment shall be applied ratably between the Term Facility and each Incremental Facility. With respect to mandatory prepayments under clause (C) above, such prepayment shall be applied in the manner directed by the Borrower to the applicable class of Loans being refinanced.

Notwithstanding the foregoing, the Term Facility Documentation will provide that, in the event that any Refinancing Indebtedness or any Incremental Equivalent Debt shall be incurred, such Refinancing Indebtedness or Incremental Equivalent Debt (to the extent secured on an equal priority basis with the Term Facility and any Incremental Facility) may share up to ratably in any prepayments required by the foregoing provisions of clauses (A) and (B).

Prepayments from foreign subsidiaries’ Excess Cash Flow and asset sale or other disposition proceeds will be limited in a manner substantially consistent with the Term Facility Precedent Documentation after giving effect to the Term Facility Documentation Considerations to the extent such prepayments (including the repatriation of cash in connection therewith) would (a) be prohibited, delayed or restricted by applicable law, rule or regulation; provided that the Borrower and its restricted subsidiaries shall take all commercially reasonable actions available under local law to permit such repatriation or (b) result in material adverse tax consequences.

Any Lender may elect not to accept its pro rata portion of any mandatory prepayment other than a prepayment described in clause (C) above (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower and shall be added to the Available Amount Basket (as defined below).

Voluntary Prepayments and Reductions in Commitments:	Voluntary prepayments of borrowings under the Term Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

All voluntary prepayments of the Term Facility and any Incremental Facility will be applied to the remaining amortization payments under the Term Facility or such Incremental Facility, as directed by the Borrower (and absent such direction, in direct order of maturity thereof), including to any class of extending or existing Term Loans in such order as the Borrower may designate. All voluntary prepayments of the Term Facility and any Incremental Facility shall be applied to either of the Term Facility or any Incremental Facility as determined by the Borrower.

Conditions to Borrowing:	Subject to the Certain Funds Provisions, the availability of the Term Facility on the Closing Date will be subject solely to (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects (subject to the Certain Funds Provisions) and (c) the conditions set forth in Exhibit E to the Commitment Letter.

Term Facility Documentation:	The definitive financing documentation for the Term Facility (the “Term Facility Documentation”) shall be drafted initially by counsel for the Sponsor and shall contain the terms set forth in this Exhibit B (subject to the right of the Lead Arrangers to exercise the “Market Flex Provisions” under the Fee Letter) and, to the extent any other terms are not expressly set forth in this Exhibit B, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date taking into account the timing of the syndication of the Term Facility and the pre-closing requirements of the Purchase Agreement and (ii) contain such other terms as the Borrower and the Lead Arrangers shall reasonably agree; it being understood and agreed that the Term Facility Documentation shall be substantially consistent with that certain Credit Agreement, dated as November 13, 2012 (as amended, supplemented or otherwise modified through the date hereof (including pursuant to the First Amendment, dated as of May 9, 2013), the “Term Facility Precedent Documentation”) among Garda World Security Corporation, as borrower, Royal Bank of Canada, as administrative agent, collateral agent and swingline lender and the banks, agents, financial institutions and other parties thereto (and the related U.S. security, pledge, collateral and guarantee agreements executed and/or delivered in connection therewith); provided that the “revolving facilities” and related letter of credit and swingline provisions shall be eliminated, and as such Term Facility Precedent Documentation shall be further modified by the terms set forth herein and, subject to (i) materiality qualifications and other exceptions that give effect to and/or permit the Acquisition, (ii) baskets, thresholds and exceptions that are to be agreed in light of the Consolidated EBITDA (as defined below), total assets and leverage level of the Borrower and its subsidiaries (after giving effect to the Transactions), (iii) such other modifications to reflect the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their size, total assets, geographic locations, industry (and risks and trends associated therewith), businesses, business practices, operations, financial accounting and the Projections, (iv) modifications to reflect changes in law or accounting standards since the date of the Term Facility Precedent Documentation and (v) modifications to reflect reasonable administrative agency requirements of the Term Loan Administrative Agent (collectively, the “Term Facility Documentation Considerations”).

Representations and Warranties:	Limited to the following (to be applicable to Holdings, the Borrower and its restricted subsidiaries only): organizational status and good standing; power and authority, due authorization, qualification, execution, delivery and enforceability of Term Facility Documentation; with respect to the execution, delivery and performance of the Term Facility Documentation, no violation of, or conflict with, material law, organizational documents or material agreements; compliance with law; litigation; margin regulations; material governmental and third party approvals with respect to the execution, delivery and performance of the Term Facility; Investment Company Act; anti-terrorism laws, including the Patriot Act, OFAC and FCPA; accurate and complete disclosure; accuracy of historical financial statements (including pro forma financial statements based on historical financial statements); since the Closing Date, no Material Adverse Effect (as defined below); taxes; ERISA; subsidiaries; intellectual property; environmental laws; use of proceeds; status of Term Facility as “senior debt” and “designated senior debt” (if applicable); ownership of properties; creation, perfection and priority of liens and other security interests; and consolidated Closing Date solvency of the Borrower and its subsidiaries on the Closing Date, subject, where applicable, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality to be provided in the Term Facility Documentation, which shall be substantially consistent with the qualifications and limitations for materiality provided in the Term Facility Precedent Documentation, after giving effect to the Term Facility Documentation Considerations.

“Material Adverse Effect” shall have the meaning set forth in the Term Facility Precedent Documentation.

Affirmative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only): delivery of (a) annual audited and quarterly unaudited financial statements within 90 days of the end of any fiscal year and 45 days of the end of the first three fiscal quarters of any fiscal year (with extended time periods of 120 days for delivery of the first annual and 60 days for delivery of the first three quarterly financial statements, in each case, to be delivered after the Closing Date and with annual financial statements to be accompanied by an opinion of an independent accounting firm (which opinion shall not contain any scope qualification or any going concern qualification) accompanied by a customary MD&A (which shall be consistent with the delivery requirements under the Takeout Securities), (b) annual budget reports in a form customarily prepared by the Borrower (with delivery time periods to be consistent with the delivery requirements for the audited financial statements), (c) officers’ compliance certificates and (d) other information reasonably requested by the Term Loan Administrative Agent; delivery of notices of defaults, material ERISA events and material litigation; inspections (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance (but not, for the avoidance of doubt, flood insurance except to the extent required by applicable law); maintenance of existence and corporate franchises, rights and privileges; maintenance and inspection of books and records; payment of taxes and similar claims; compliance with laws and regulations (including ERISA, environmental, PATRIOT Act, OFAC and FCPA); commercially reasonable efforts to hold quarterly lender conference calls (it being understood that such calls may be combined with the calls of the holders of Takeout Securities); commercially reasonable efforts to maintain credit ratings for the Term Facility and Corporate Ratings for the Borrower (but not specific ratings levels); additional Guarantors and Collateral (subject to limitations set forth under “Guarantees” and “Security” above) and related required actions; use of proceeds; changes in lines of business; changes in fiscal year;

designation (and redesignation) of Unrestricted Subsidiaries; and further assurances on collateral matters, subject, where applicable, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the Term Facility Documentation, which shall be substantially consistent with the exceptions and qualifications provided in the Term Facility Precedent Documentation, after giving effect to the Term Facility Documentation Considerations.

Negative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries and, with respect to the passive holding company covenant, Holdings):

	a)	limitations on the incurrence of debt (which shall permit, among other things, (i) the indebtedness under the Facilities (including Incremental Facilities and the Incremental ABL Facilities (as defined in Exhibit C)) and/or any Takeout Securities and any permitted refinancing thereof, (ii) non-speculative hedging arrangements, (iii) any indebtedness of Rhodes incurred prior to the Closing Date which remains outstanding and is permitted to remain outstanding under the Purchase Agreement, (iv) any secured or unsecured notes or loans incurred or issued in lieu of the Incremental Facilities (such loans or notes, “Incremental Equivalent Debt”) (provided that the Incremental Equivalent Debt that is secured by the Collateral on an equal priority basis (without regard to control of remedies) with the liens securing the Secured Obligations may not be in the form of loans); provided that (A) the incurrence of such indebtedness shall, if applicable, result in a dollar for dollar reduction of the amount of indebtedness that the Borrower may incur in respect of the Incremental Facilities and the other requirements related to the incurrence of the Incremental Facilities shall be satisfied (other than those set forth in clause (iv) of such requirements); provided however, that, in the case of any junior priority or unsecured notes or loans, in lieu of compliance with the 4.50:1.00 maximum First Lien Secured Leverage Ratio test set forth in the first paragraph under “Incremental Facilities”, the Borrower shall instead have to be in compliance, on a pro forma basis (but excluding cash proceeds of such incurrence), with, in the case of any junior priority secured notes or loans, (I) a Senior Secured Leverage Ratio of not greater than 6.00:1.00 and (II) an Interest Coverage Ratio (as defined below) of at least 2.00:1.00, in each case, recomputed as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered or, in the case of any unsecured notes or loans, a Total Leverage Ratio (as defined below) recomputed as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered of not greater than 6.50:1.00), (B) such indebtedness matures no earlier than the latest date of maturity of the Term Facility, (C) such indebtedness is not guaranteed by any subsidiaries of the Borrower that do not guarantee the Secured Obligations, (D) in the case of any such secured indebtedness, (1) such indebtedness is not secured by any assets not securing the Secured Obligations and (2) such indebtedness is subject to a customary intercreditor agreement reasonably acceptable to the Term Loan Administrative Agent and the Borrower and (E) the terms and conditions of such indebtedness (excluding pricing, interest rate margins, rate floors, discounts, premiums, fees, and prepayment or redemption provisions) are not materially more restrictive (when taken as a whole) on the Borrower and its restricted subsidiaries than the terms and conditions of the Term Facility Documentation (when taken as a whole) (it being understood that to the extent that any financial maintenance covenant is added for the benefit of any such indebtedness, the terms and conditions of such indebtedness will not be deemed to be more restrictive than the terms and conditions of the Term Facility Documentation if such financial maintenance covenant is also added for the benefit of the Term Facility and any existing Incremental Facility) (except for covenants or other provisions applicable only to periods after the latest maturity date of the Term Facility or Incremental Facility, in either case remaining outstanding after the incurrence or issuance of such indebtedness) (the conditions set forth in the preceding clauses (A) through (E), the “Incremental Equivalent Debt Conditions”), (v) Refinancing Indebtedness, (vi) indebtedness incurred and/or assumed on the terms set forth in the second succeeding paragraph (regarding debt assumed or incurred in connection with Permitted Acquisitions), (vii) purchase money indebtedness and capital leases up to an amount to be agreed, (viii) indebtedness arising from agreements providing for adjustments of purchase price or “earn outs” entered into in connection with acquisitions, (ix) other senior, senior subordinated or subordinated indebtedness maturing after the latest date of maturity under the Term Facility Documentation so long as the Interest Coverage Ratio is equal to or greater than 2.00:1.00 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered and which may be secured to the extent permitted by exceptions to the lien covenant; provided that the aggregate amount of such indebtedness that may be incurred under this clause (ix) by restricted subsidiaries that are not or do not become Guarantors shall be limited to an amount to be agreed; provided further that the terms and conditions of such indebtedness (excluding pricing, interest rate margins, rate floors, discounts, premiums, fees, and prepayment or redemption provisions) are not materially more restrictive (when taken as a whole) on the Borrower and its restricted subsidiaries than the terms and conditions of the Term Facility Documentation (when taken as a whole) (it being understood that to the extent that any financial maintenance covenant is added for the benefit of any such indebtedness, the terms and conditions of such indebtedness will not be deemed to be more restrictive than the terms and conditions of the Term Facility Documentation if such financial maintenance covenant is also added for the benefit of the Term Facility and any existing Incremental Facility) (except for covenants or other provisions applicable only to periods after the latest maturity date of the Term Facility or Incremental Facility, in either case remaining outstanding after the incurrence or issuance of such indebtedness), (x) a general debt basket in an amount to be agreed and which may be secured to the extent permitted by exceptions to the lien covenant, (xi) a foreign subsidiary debt basket in an amount to be agreed, (xii) unsecured indebtedness of the Borrower or the Guarantors that matures no earlier than the latest maturity date of the Term Facility or any Incremental Facility in an amount equal to any cash common equity contribution to the Borrower following the Closing Date to the extent such cash equity contribution shall not be counted for purposes of the Available Amount Basket (as defined below) and without any time limitation for use of proceeds of such contribution; and (xiii) other customary exceptions to be agreed;

b)	limitations on liens (which shall permit, among other things, liens securing (i) any Incremental Equivalent Debt (subject to compliance with the First Lien Secured Leverage Ratio or the Senior Secured Leverage Ratio, as applicable), the Facilities (excluding the Bridge Facility, but including the Incremental Facilities and the ABL Incremental Facilities) and permitted refinancings thereof, (ii) Refinancing Indebtedness, (iii) debt assumed in connection with a Permitted

Acquisition (as defined below), provided that this clause (iii) shall not apply to assets of the Borrower or any of its restricted subsidiaries, other than any restricted subsidiary or assets acquired in such Permitted Acquisition, extend only to the same assets (and any after acquired assets pursuant to an after-acquired property clause in the applicable security documents) that such liens extended to, and secure the same indebtedness, that such liens secured, immediately prior to such assumption and were not created in contemplation thereof, (iv) permitted purchase money indebtedness or capital leases, (v) a general lien basket in an amount to be agreed and (vi) a foreign subsidiary lien basket equal to the size of the foreign subsidiary debt basket;

c)	limitations on fundamental changes (which shall permit Permitted Acquisitions consummated as permitted mergers or consolidation subject to the same terms set forth in the fourth succeeding paragraph);

d)	limitations on asset sales (including sales of subsidiaries) (which shall be permitted on the terms set forth in the third succeeding paragraph);

e)	limitations on investments and acquisitions (which shall be permitted on the terms set forth in the fourth succeeding paragraph and, in addition, permit (i) unlimited investments in the Borrower and its restricted subsidiaries, (ii) investments in connection with the Transactions and (iii) unlimited investments when the Leverage Based RP Basket (as defined below) conditions are satisfied;

f)	limitations on dividends or distributions on, or redemptions of, the Borrower’s (or any of its direct or indirect parent company’s) equity (which shall permit, among other things, (i) customary payments or distributions to pay the consolidated or similar type of income tax liabilities of any parent, to the extent such payments cover taxes that are attributable to the taxable income of the Borrower or its restricted subsidiaries and are net of any payments already made by the Borrower, (ii) payment of legal, accounting and other ordinary course corporate overhead or other operational expenses of any such parent not to exceed an amount to be agreed in any fiscal year and for the payment of franchise or similar taxes, (iii) customary distributions necessary to pay Sponsor advisory, refinancing, subsequent transaction and exit fees, taxes and other overhead expenses of direct and indirect parents thereof attributable to the ownership of the Borrower and its restricted subsidiaries, (iv) dividends, distributions or redemptions with the Available Amount Basket as set forth in the second succeeding paragraph, (v) dividends, distributions or redemptions in connection with the Transactions and (vi) additional dividends, distributions or redemptions, subject only to (A) pro forma compliance with a Total Leverage Ratio of 4.00:1.00 and (B) no continuing event of default (the “Leverage Based RP Basket”);

g)	limitations on prepayments, purchases or redemptions of any subordinated indebtedness for borrowed money (collectively, “Junior Debt”) or amendments of the documents governing such Junior Debt in a manner (when taken as a whole) materially adverse to the Lenders (which shall permit, among other things (i) refinancing or exchanges of Junior Debt for other Junior Debt (provided that such refinancing or exchange indebtedness shall be subordinated indebtedness), (ii) conversion of Junior Debt to common or “qualified preferred” equity) and (iii) unlimited prepayments, purchases or redemptions of Junior Debt when the Leverage Based RP Basket conditions are satisfied;

h)	limitations on negative pledge clauses; and

i)	limitations on transactions with affiliates.

In addition, Holdings will be subject to a covenant relating to its passive holding company status consistent with Term Facility Precedent Documentation, after giving effect to the Term Facility Documentation Considerations.

The negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and “baskets” to be set forth in the Term Facility Documentation that are substantially consistent with the exceptions, qualifications and “baskets” set forth in Term Facility Precedent Documentation, but adjusted to reflect the size of the Borrower’s business and otherwise consistent with the Term Facility Documentation Considerations; provided that, subject to the Term Facility Documentation Considerations, monetary baskets will include basket builders based on a percentage of the Consolidated EBITDA of the Borrower and its restricted subsidiaries equivalent to the initial monetary amount of such basket. In addition, certain negative covenants shall include an “Available Amount Basket”, which shall mean a cumulative amount equal to (a) $20 million plus (b) (without duplication in the case of clauses (b) through (h)) either, at the option of the Borrower to be made on or prior to the commencement of the general syndication of the Term Facility, (i) the retained portion of excess cash flow (i.e., excess cash flow as defined for purposes of the mandatory prepayment requirements set forth herein and not otherwise applied to mandatorily prepay the Term Loans or loans under any Incremental Facility; provided that the retained portion of excess cash flow for any fiscal year shall not be less than zero) or (ii) 50% of cumulative consolidated net income, plus, (c) the cash proceeds of new public or private equity issuances of any parent of the Borrower or the Borrower (other than disqualified stock and the proceeds of any such equity that is actually used pursuant to, or that increases, another basket under the Term Facility Documentation) to the extent the proceeds thereof are contributed to the Borrower as qualified equity, plus (d) capital contributions to the Borrower made in cash, cash equivalents or other property (other than disqualified stock and any other equity that is actually used for, or that increases, any other basket under the Term Facility Documentation), plus (e) the net cash proceeds received by the Borrower from debt and disqualified stock issuances that have been issued after the Closing Date and which have been exchanged or converted into qualified equity, plus (f) the net cash proceeds received by the Borrower and its restricted subsidiaries from sales of investments made using the Available Amount Basket, plus (g) returns, profits, distributions and similar amounts received by the Borrower and its restricted subsidiaries on investments made using the Available Amount Basket, plus (h) the investments of the Borrower and its restricted subsidiaries in any unrestricted subsidiary out of the Available Amount Basket that has been re-designated as a restricted subsidiary or that has been merged or consolidated with or into the Borrower or any of its restricted subsidiaries (up to the lesser of (i) the fair market value (as determined in good faith by the Borrower) of the investments of the Borrower and its restricted subsidiaries in such unrestricted subsidiary at the time of such re-designation or merger or consolidation and (ii) the fair market value of the original investments by the Borrower and its restricted subsidiaries in such unrestricted subsidiary) (provided that in the case of original investments made in cash, the fair market value shall be such cash value) and otherwise defined in a manner substantially consistent with the Term Facility

Precedent Documentation, after giving effect to the Term Facility Documentation Considerations. The Available Amount Basket may be used for certain investments, dividends and distributions and the prepayment, purchase or redemption of Junior Debt; provided that use of the Available Amount Basket for (x) dividends and distributions in respect of capital stock of the Borrower (or any of its direct or indirect parent companies) and (y) the prepayment, purchase or redemption of Junior Debt, shall in each case be subject to (other than the amount of the Available Amount Basket attributable to clauses (c), (d) and (e) above) pro forma compliance with an Interest Coverage Ratio of at least 2.00:1.00 and the absence of any Event of Default.

The Borrower or any restricted subsidiary will be permitted to incur and/or assume indebtedness in connection with a Permitted Acquisition (as defined below) so long as (i) with respect to any newly incurred indebtedness, (x) the maturity date of such indebtedness is no earlier than the latest maturity date of the Term Facility or (y) such indebtedness is unsecured or is only secured to the extent permitted pursuant to clause (b) under the heading “Negative Covenants”, above, (ii) the Interest Coverage Ratio (on a pro forma basis after giving effect to the incurrence or assumption of such indebtedness and any other debt incurrence, debt retirement, acquisition, disposition and other appropriate pro forma adjustment events, including any debt incurrence or retirement subsequent to the end of the applicable test period and on or prior to the date of such incurrence or assumption, all to be further defined in the Term Facility Documentation) shall either be (x) not less than 2.00:1.00 or (y) greater than or equal to the Interest Coverage Ratio of the Borrower immediately prior to such transactions (the “Increasing Interest Coverage Exception”), in either case recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered, (iii) with respect to assumed indebtedness, such indebtedness is only the obligation of the person and/or person’s subsidiaries that are acquired or that acquired the relevant assets and such debt was not created in contemplation of such acquisition and (iv) before and after giving effect thereto, no payment or bankruptcy event of default has occurred and is continuing; provided that the aggregate amount of indebtedness that may be incurred under this paragraph by restricted subsidiaries that are not or do not become Guarantors shall be limited to an amount to be agreed.

The Borrower or any restricted subsidiary will be permitted to make non-ordinary course of business asset sales or dispositions without limit so long as (a) such sales or dispositions are for fair market value, (b) at least 75% of the consideration for asset sales and dispositions in excess of an amount to be agreed shall consist of cash or cash equivalents (subject to exceptions to be set forth in the Term Facility Documentation to be agreed, which shall include a basket in an amount to be agreed for non-cash consideration that may be designated as cash consideration) and (c) such asset sale or disposition is subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof.

The Borrower or any restricted subsidiary will be permitted to make acquisitions of persons that become Restricted Subsidiaries or of assets (including assets constituting a business unit, line of business or division) or capital stock (each, a “Permitted Acquisition”) subject solely to the following terms and conditions: (a) before and after giving effect thereto, no payment or bankruptcy event of default has occurred and is continuing, (b) after giving effect thereto, the Borrower is in compliance with the permitted lines of business covenant and (c) solely to the extent required by, and subject to the limitations set forth in “Guarantees” and “Security” above, the acquired company and its subsidiaries (other than any subsidiaries of the acquired company designated as an unrestricted subsidiary as provided in “Unrestricted Subsidiaries” below) will become Guarantors and pledge their Collateral to the Term Loan Administrative Agent.

Financial Maintenance Covenant:	None.

Financial Definitions:

The financial definitions in the Term Facility Documentation shall be consistent with the equivalent definitions of such terms in the Term Facility Precedent Documentation, after giving effect to Term Facility Documentation Considerations and as modified below.

“Consolidated EBITDA” shall be defined to include, in any event and without limitation, add backs, deductions and adjustments, as applicable, without duplication, for:

(a) all non-cash items,

(b) all extraordinary, unusual or non-recurring items,

(c) restructuring charges and related charges,

(d) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions and other synergies (in each case, net of amounts actually realized) related to acquisitions, dispositions and other specified transactions, or related to restructuring initiatives, cost savings initiatives and other initiatives that are reasonably identifiable and projected by the Borrower in good faith to result from actions that have either been taken, with respect to which substantial steps have been taken or are that are expected to be taken within four fiscal quarters after the date of consummation of such acquisition, disposition or other specified transaction or the initiation of such restructuring initiative, cost savings initiative or other initiatives,

(e) pro forma “run rate” cost savings, operating expense reductions and synergies (in each case, net of amounts actually realized) related to the Transactions that are reasonably identifiable and projected by the Borrower in good faith to result from actions that have either been taken, with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 18 months after the Closing Date in an aggregate amount under this clause (e) not to exceed $10 million for any four quarter test period, and

(f) adjustments and add backs reflected in the model provided by the Sponsor to the Lead Arrangers, dated as of April 19, 2013.

In addition to the foregoing, there shall be included in determining Consolidated EBITDA (the “New Store Consolidated EBITDA Adjustment”) for any applicable four quarter test period that (i) ends on the last day of the first full fiscal quarter fiscal quarter in which any new store is opened for one full fiscal quarter (the “Initial Quarter”), an amount equal to the actual Consolidated EBITDA contributed by each such new store opened during the Initial Quarter (as such amount is adjusted for seasonality in a manner determined in good faith by the management of the Borrower, which determination in respect of seasonality shall be based on historical seasonality trends in business of the

Borrower) multiplied by 4, (ii) ends on the last day of the fiscal quarter immediately following the Initial Quarter (the “Second Quarter”), an amount equal to the actual Consolidated EBITDA contributed by each such new store during the Second Quarter and during the Initial Quarter (as such amount is adjusted for seasonality in a manner determined in good faith by the management of the Borrower, which determination in respect of seasonality shall be based on historical seasonality trends in business of the Borrower) multiplied by 2, (iii) ends on the last day of the fiscal quarter immediately following the Second Quarter (the “Third Quarter”), an amount equal to the actual Consolidated EBITDA contributed by each such new store during the Third Quarter, during the Second Quarter and during the Initial Quarter (as such amount is adjusted for seasonality in a manner determined in good faith by the management of the Borrower, which determination in respect of seasonality shall be based on historical seasonality trends in business of the Borrower) multiplied by 4/3, and (iv) ends on the last day of the fiscal quarter immediately following the Third Quarter (the “Fourth Quarter”), an amount equal to the actual Consolidated EBITDA contributed by each such new store during the Fourth Quarter, during the Third Quarter, during the Second Quarter and during the Initial Quarter; provided that, with respect to any period that includes a New Store Consolidated EBITDA Adjustment the actual amount of Consolidated EBITDA contributed by any such new store in any period prior to the Initial Quarter shall be removed from the calculation of Consolidated EBITDA during all periods for which such New Store Consolidated EBITDA Adjustment applies to avoid duplication or double counting.

It being understood and agreed that (i) the definition of consolidated net income in the Term Facility Documentation shall exclude the effects of purchase accounting (including in connection with deferred rent payments and tenant allowance amortization and adjustments) and (ii) the definition of Consolidated EBITDA in the Term Facility Documentation will provide that any non-cash income and/or non-cash gains in connection with tenant allowances under any leases (a) existing on the Closing Date or (b) entered into after the Closing Date, shall, in each case, not be excluded from the calculation of Consolidated EBITDA.

“Consolidated Interest Expense” shall be defined as interest expense (including that attributable to capital leases), net of interest income (including capitalized interest whether paid or accrued) of the Borrower and it restricted subsidiaries with respect to all outstanding indebtedness of the Borrower and its restricted subsidiaries, including amortization of original issue discount resulting from the issuance of indebtedness at less than par, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs (less net payments) under hedging agreements and any non-cash interest expense, but excluding, for the avoidance of doubt, (a) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, (b) any expenses resulting from discounting of indebtedness in connection with the application of recapitalization accounting or purchase accounting, (c) penalties or interest related to taxes and any other amounts of non-cash interest resulting from the effects of acquisition method accounting or pushdown accounting), (d) the accretion or accrual of, or accrued interest on, discounted liabilities during such period, (e) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (f) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (g) all non-recurring interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP and (h) expensing of bridge, arrangement, structuring, commitment or other financing fees.

“Consolidated Total Debt” shall be defined as the outstanding principal amount of all third party debt for borrowed money, unreimbursed drawings under letters of credit, capital lease obligations and third party debt obligations evidenced by notes or similar instruments, in each case of the Borrower and its restricted subsidiaries, determined in accordance with GAAP, minus all unrestricted cash and cash equivalents.

“Consolidated Secured Debt” shall be defined as Consolidated Total Debt secured by a lien on any assets or property of the Borrower or any restricted subsidiaries.

“Consolidated First Lien Debt” shall be defined as Consolidated Total Debt under the Term Facility, ABL Facility and under any Incremental Facility or Incremental ABL Facility and Consolidated Total Debt secured by the Collateral on an equal priority basis (but without regard to the control of remedies) with liens securing the Secured Obligations or the liens securing the ABL Secured Obligations.

“Senior Secured Leverage Ratio” shall be defined as the ratio of Consolidated Secured Debt on any date to Consolidated EBITDA for the most recently completed four fiscal quarter period for which financial statements have been delivered and ended prior to such date.

“First Lien Secured Leverage Ratio” shall be defined as the ratio of Consolidated First Lien Debt on any date to Consolidated EBITDA for the most recently completed four fiscal quarter period for which financial statements have been delivered and ended prior to such date.

“Total Leverage Ratio” shall be defined as the ratio of Consolidated Total Debt on any date to Consolidated EBITDA for the most recently completed four fiscal quarter period for which financial statements have been delivered and ended prior to such date.

“Interest Coverage Ratio” shall be defined as the ratio of Consolidated EBITDA to Consolidated Interest Expense for the most recently completed four fiscal quarter period for which financial statements have been delivered for such period.

Unrestricted Subsidiaries:	The Term Facility Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary subject solely to the following terms and conditions: (a) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Borrower at such time and (b) no event of default under the Term Facility Documentation has occurred or is continuing or would exist after giving effect thereto. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Term Facility Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining Consolidated EBITDA or compliance with the covenants contained in the Term Facility Documentation.

Events of Default:	Limited to the following (to be applicable to Holdings, the Borrower and its restricted subsidiaries only): nonpayment of principal when due; nonpayment of interest or other amounts after a customary five business day grace period; violation of covenants (subject, in the case of affirmative covenants (other than notices of default and maintenance of the Borrower’s existence), to a thirty day grace period); incorrectness of representations and warranties in any material respect; cross default and cross acceleration to indebtedness of an amount in excess of an amount to be agreed (provided that a breach of the ABL Financial Covenant will not constitute an event of default until the date on which the ABL Loans and ABL Commitments have been accelerated or terminated by a vote of the ABL Required Lenders); bankruptcy or other similar events of Holdings, the Borrower or its material restricted subsidiaries (with a 60 day grace period for involuntary events); monetary judgments of an amount in excess of an amount to be agreed; ERISA or similar events; actual or asserted invalidity of material Guarantees or security document or any security interest purported to be created thereunder; and change of control (to include a pre- and post-initial public offering provision).

Voting:	Amendments and waivers of the Term Facility Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the Term Loans (the “Required Lenders”), and, in addition, (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of (other than with respect to any Incremental Facility to which such Lender has agreed) such Lender (it being understood that the waiver of any default, event of default or mandatory prepayment shall not constitute an extension or increase of any commitment), (B) reductions or forgiveness of principal (it being understood that the waiver of any default, event of default or mandatory prepayment shall not constitute a reduction or forgiveness in principal), interest (other than the waiver of default interest) or fees, (C) extensions of scheduled amortization payments or final maturity (it being understood that the waiver of any default, event of default or mandatory prepayment shall not constitute an extension of any maturity date) or the date for the payment of interest or fees and (D) amendments to the “default waterfall” provision set forth in the Term Facility Documentation, (ii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all of the value of the Guarantors or releases of all or substantially all of the Collateral and (iii) customary protections for the Term Loan Administrative Agent will be provided.

The Term Facility Documentation shall contain customary provisions for replacing Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding more than 50% of the aggregate amount of the loans under the Term Facility shall have consented thereto.

Cost and Yield Protection:	The Term Facility Documentation will include customary tax gross-up, cost and yield protection provisions substantially consistent with those set forth in the Term Facility Precedent Documentation (but with treatment of Basel III in a manner similar to Dodd-Frank); provided that the tax gross-up will not apply to any United States Federal withholding taxes imposed (i) by reason of current Section 1471 through Section 1474 of the IRS Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any regulations and official interpretations thereof or (ii) as a result of any failure of a Lender to provide documentation necessary to prevent withholding under Section 1471 through Section 1474 of the IRS Code.

Assignments and Participations:	The Lenders will be permitted to assign (other than to Disqualified Lenders (with each assignee being required to represent that it is not a Disqualified Lender or an affiliate of a Disqualified Lender)) loans under the Term Facility or any Incremental Facility with the consent of the Borrower and the Term Loan Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that (A) no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy Event of Default or (ii) if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund and (B) no consent of the Term Loan Administrative Agent shall be required with respect to assignment of any Term Loans or loans under any Incremental Term Facility, if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund. Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of $1,000,000 (or an integral multiple of $1,000,000 in excess thereof) in the case of the Term Facility or any Incremental Facility (or lesser amounts, if agreed between the Borrower and the Term Loan Administrative Agent) or, if less, all of such Lender’s remaining loans of the applicable class. Assignments will be by novation and will not be required to be pro rata among the Term Facility. The Term Loan Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment.

The Lenders will be permitted to sell participations in loans without restriction in accordance with applicable law.

Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

In addition, non-pro rata distributions will be permitted in connection with loan buy-back or similar programs, assignments to, and purchases by the Borrower and its affiliates on terms consistent with the two succeeding paragraphs.

Assignments to affiliates of the Borrower (other than Holdings, the Borrower and their subsidiaries) (each, an “Affiliated Lender”) shall be permitted subject to the following limitations; provided that Affiliated Debt Funds (as defined in the Term Facility Precedent Documentation) will not be subject to the limitations set forth in clauses (i), (ii), (iv) and (v):

(i) Affiliated Lenders will not receive information provided solely to Lenders by the Term Loan Administrative Agent or any Lender and will not be permitted to attend/participate in meetings attended solely by the Lenders and the Term Loan Administrative Agent;

(ii) for purposes of any amendment, waiver or modification of the Term Facility Documentation or any plan of reorganization that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender (in its capacity as a Lender) in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter;

	(iii)	the amount of Term Loans or loans under any Incremental Facility purchased by Affiliated Lenders may not exceed 25% (the “Affiliated Lender Cap”) of the outstanding principal amount of such loans under such facility (determined as of the time of such purchase);

	(iv)	any purchases by Affiliated Lenders shall require that such Affiliated Lender clearly identify itself as an Affiliated Lender in any assignment and assumption agreement executed in connection with such purchases or sales and each such assignment and assumption shall contain customary “big boy” representation but no requirement to make representation as to the absence of any material non-public information;

	(v)	each Affiliated Lender shall waive any rights to bring any action in connection with such purchased Term Loans against the Term Loan Administrative Agent in its capacity as such or to challenge the Term Administrative Agent’s or Lender’s attorney-client privilege; and

	(vi)	for purposes of determining whether the Required Lenders (as defined above) have consented to any amendment or waiver under the Term Facility Documentation, the aggregate amount of Term Loans held by Affiliated Debt Funds will be excluded to the extent in excess of 49.9% of the amount required to constitute the “Required Lenders”.

Assignments of loans under the Term Facility or loans under any Incremental Facility to Holdings, the Borrower or any subsidiary shall be permitted pursuant to open market purchases or “Dutch auctions” so long as (i) in the case of “Dutch auctions”, any offer to purchase or take by assignment any Term Loans by the Borrower shall have been made to all Lenders within any class of any Term Facility (but not for the avoidance of doubt, to the Term Facility or any class of Incremental Facility) pro rata (with buyback mechanics to be agreed), (ii) no event of default has occurred and is continuing, (iii) such loans shall be immediately and automatically cancelled, (iv) no loans under the ABL Facility may fund such purchases and (v) except to the extent described in clause (A) under “Mandatory Prepayments” above, cancellation of Term Loans or loans under any Incremental Facility shall not constitute a voluntary or mandatory prepayment. The Term Loan Administrative Agent (a) shall not be required to serve as the auction agent for, or have any other obligations to participate in (other than mechanical administrative duties), or facilitate any, “Dutch auction” unless it is reasonably satisfied with the terms and restrictions of such auction) and (b) shall not have any obligation to participate in, arrange, sell or otherwise facilitate, and will have no liability in connection with, any open market repurchases by Holdings, the Borrower or any of its restricted subsidiaries.

Expenses and Indemnification:	The Borrower shall pay, if the Closing Date occurs, all reasonable and documented or invoiced out-of-pocket costs and expenses of the Term Loan Administrative Agent and the Commitment Parties (without duplication) associated with the syndication of the Term Facility and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Term Facility Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein, a single local counsel in each relevant jurisdiction or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed)).

The Borrower will indemnify the Term Loan Administrative Agent, the Commitment Parties and the Lenders (without duplication) and their affiliates, and the officers, directors, employees, advisors, agents and other representatives and successors of any of the foregoing (each, an “Indemnified Party”), and hold them harmless from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) of any kind or nature and the reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing (including the reasonable fees, disbursements and other charges of a single firm of counsel for all Indemnified Parties, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all Indemnified Parties taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnified Party(s) affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, by such other firm of counsel for such affected indemnified person)) of any such Indemnified Party arising out of or relating to any claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) (regardless of whether such Indemnified Party is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no Indemnified Party will be indemnified for any Loss or related expense to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its affiliates or any of the officers, directors, employees, advisors, agents or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations under the Term Facility Documentation of such Indemnified Party or any of such Indemnified Party’s affiliates or any of the officers, directors, employees, advisors, agents or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (iii) in the case of any claim, litigation, investigation or other proceeding initiated by the Borrower or one of its affiliates against the relevant Indemnified Party, a breach of the obligations under the Term Facility Documentation of such Indemnified Party or any of such Indemnified Party’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iv) any claim, litigation, investigation or other proceeding (other than a claim, litigation, investigation or other proceeding against the Term Loan Administrative Agent or any Lead Arranger acting pursuant to the Term Facility Documentation or in its capacity as such or of any of its affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing) solely between or among Indemnified Parties that does not involve any act or omission by the Borrower or any of its affiliates.

Governing Law and Forum:	New York.

Counsel to the Term Administrative Agent, Lead Arrangers and Joint Bookrunners:	Cahill Gordon & Reindel LLP.

ANNEX I to Exhibit B

Interest Rates:	With respect to Term Loans, at the option of the Borrower, (i) if the First Lien Secured Leverage Ratio is greater than 3.50:1.00, Adjusted LIBOR plus 3.25% or ABR plus 2.25% or (ii) if the First Lien Secured Leverage Ratio is less than or equal to 3.50:1.00, Adjusted LIBOR plus 3.00% or ABR plus 2.00% (this clause (ii), the “Term Facility Stepdown”); provided that (x) if the Ratings Condition (as defined below) is not satisfied, each of the foregoing rates in clauses (i) and (ii) shall increase by 25 basis points and (y) clause (i) shall apply until delivery by the Borrower to the Term Loan Administrative Agent of financial statements for the first full fiscal quarter completed after the Closing Date.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 12 months or a period of shorter than 1 month) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans calculated by reference to clause (i) of the definition of ABR).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (i) the prime commercial lending rate announced by the Administrative Agent as its “prime rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.00% and (iii) the one-month Published LIBOR (as defined below) rate plus 1.00% per annum.

“Adjusted LIBOR” is the London interbank offered rate for eurodollar deposits for a period equal to the applicable Interest Period appearing on the Reuters Screen LIBOR01 Page or such other screen as may be determined prior to the Closing Date (or otherwise on the Reuters screen) (“Published LIBOR”), adjusted for statutory reserve requirements for eurocurrency liabilities.

There shall be a minimum (i) Adjusted LIBOR (the “LIBOR Floor”) (i.e. Adjusted LIBOR prior to adding any applicable interest rate margins thereto) requirement of (i) 1.00% per annum and (ii) ABR requirement of 2.00%.

For purposes of this Commitment Letter and the Fee Letter, the “Ratings Condition” shall be satisfied if the Borrower’s Corporate Ratings are at least B2 from Moody’s and B from S&P, in each case, with a stable or better outlook.

B-I-1

EXHIBIT C

Project Rhodes

ABL Facility

Summary of Principal Terms and Conditions2

Borrower:	Same as the Borrower under the Term Facility (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

ABL Administrative Agent and ABL Collateral Agent:	BANA will act as sole administrative agent and sole collateral agent (in such capacities, the “ABL Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arrangers (as defined below) and the Borrower (the Borrower’s consent not to be unreasonably withheld or delayed), excluding any Disqualified Lender (together with the Initial Bank ABL Lenders, the “ABL Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Joint Bookrunners:	Merrill Lynch and J.P. Morgan will act as co-lead arrangers, and Merrill Lynch, J.P. Morgan, and GS will act as joint bookrunners (together with any additional lead arranger or joint bookrunner appointed pursuant to Section 2 of the Commitment Letter, each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”), in each case for the ABL Facility, and each will perform the duties customarily associated with such roles.

Additional Agents:	The Borrower may designate additional financial institutions reasonably acceptable to the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) to act as syndication agent, documentation agent or co-documentation agent.

ABL Facility:	An asset-based revolving credit facility (the “ABL Facility”) in an aggregate principal amount of $150.0 million. Commitments under the ABL Facility are referred to as “ABL Commitments”. Lenders with ABL Commitments are collectively referred to as “ABL Lenders” and the loans thereunder, together with (unless the context otherwise requires) the swingline borrowings referred to below, are collectively referred to as “ABL Loans”.

Swingline Loans:	In connection with the ABL Facility, BANA (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings in dollars upon same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon) of up to an amount to be agreed. Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the ABL Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, the ABL Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their ABL Commitments.

2	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A, B, D and E thereto.

If any ABL Lender becomes a Defaulting Lender (as defined below) then the swingline exposure of such Defaulting Lender will automatically, subject to customary conditions, be reallocated among the non-Defaulting Lenders pro rata in accordance with their ABL Commitments up to an amount such that the revolving credit exposure of such non-Defaulting Lender does not exceed its ABL Commitments. In the event such reallocation does not fully cover the exposure of such Defaulting Lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure in respect of the swingline loans and will have no obligation to make new swingline loans to the extent such swingline loans would exceed the ABL Commitments of the non-Defaulting Lenders.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Lender Default” means (i) the refusal (in writing) or failure of any Lender to make available its portion of any incurrence of Loans or participations in letters of credit or swingline borrowings, which refusal or failure is not cured within one business day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the ABL Administrative Agent, any Issuing Bank (as defined below) or any other Lender any other amount required to be paid by it hereunder within one business day of the date when due; (iii) a Lender has notified the Borrower or the ABL Administrative Agent that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under the ABL Facility; (iv) the failure by an ABL Lender to confirm in a manner reasonably satisfactory to the ABL Administrative Agent that it will comply with its obligations under the ABL Facility or (v) a Distressed Person (as defined below) has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” means, with respect to any Lender, that such Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debtor relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof; provided, further, that such ownership interest does not result in or provide such person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such person or its parent entity.

Incremental Facilities:

The ABL Documentation will permit the Borrower to increase commitments under the ABL Facility (any such increase, an “Incremental ABL Facility”) such that the aggregate commitments under the ABL Facility (including any Incremental ABL Facility) do not exceed $250.0 million; provided that (i) no default or event of default is continuing (provided that the standard shall be no payment or bankruptcy event of default in connection with a Permitted Acquisition or other similar investment made using a last-out Incremental ABL Facility), (ii) the representations and warranties and warranties set forth in the ABL Facility shall be true and correct in all material respects (except in connection with a Permitted Acquisition or other investment made using a last-out Incremental ABL Facility, in which event, unless otherwise required by the lenders under such facility, no representations or warranties shall be required to be made), (iii) the final maturity of any Incremental ABL Facility shall be no earlier than the existing final maturity, (iv) pricing for any Incremental ABL Facility in the form of a last-out facility shall be on terms as agreed with the new lenders, with no “MFN”, (v) pricing for any Incremental ABL Facility not in the form of a last-out facility shall be on terms as agreed with the lenders providing such Incremental ABL Facility but the applicable margins and commitment fee under the ABL Facility shall be increased if necessary to be consistent with that for such Incremental ABL Facility and (vi) any Incremental ABL Facility shall be on terms and pursuant to documentation applicable to the ABL Facility, except as set forth above and except with respect to any commitment, arrangement, upfront or similar fees that may be agreed to among the Borrower and the lenders providing such additional commitments and except in the case of an Incremental ABL Facility in the form of a last-out facility, which shall have terms as may be agreed to among the Borrower and the lenders providing such facility (which terms (other than advance rates, pricing, interest rate margins, discounts, premiums, rate floors, fees and subordination in the “default waterfall”) shall be reasonably satisfactory to the ABL Administrative Agent (it being understood to the extent that any financial maintenance covenant is added for the benefit of any Incremental ABL Facility, no consent shall be required from the ABL Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the ABL Facility)).

The Borrower may, but shall not be required to, seek commitments in respect of the Incremental ABL Facilities from existing ABL Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become ABL Lenders in connection therewith (an “ABL Additional Lender”); provided that the ABL Administrative Agent, the Swingline Lender and the Issuing Bank shall have consent rights (not to be unreasonably withheld) with respect to such ABL Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such ABL Additional Lender.

Use of Proceeds:	(A) The letters of credit and proceeds of ABL Loans (except as set forth below) may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions and other permitted investments and permitted dividends and other distributions on account of the capital stock of the Borrower, and to finance a portion of the Acquisition Funds.

(B) The proceeds of any Incremental ABL Facility may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions and other permitted investments and permitted dividends and other permitted distributions on account of the capital stock of the Borrower and any other use not prohibited by the ABL Documentation.

Availability:	The ABL Facility will be available on (subject to the limitations set forth in the next two succeeding sentences) and after the Closing Date and at any time prior to the final maturity of the ABL Facility. The ABL Facility (exclusive of letter of credit usage) will be made available on the Closing Date to (i) fund any original issue discount or upfront fees required to be funded under the Fee Letter (including in connection with the exercise of the “Market Flex Provisions” under the Fee Letter or in connection with the exercise of the “Securities Demand” provisions under the Fee Letter) and (ii) fund any Closing Date working capital needs of the Borrower or its restricted subsidiaries in an aggregate amount not to exceed $5 million. Additionally, letters of credit issued under facilities no longer available to Rhodes or its subsidiaries as of the Closing Date may be “rolled over” on the Closing Date and/or new letters of credit may be issued on the Closing Date in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date under such facilities. Otherwise, letters of credit and ABL Loans will be available at any time prior to the final maturity of the ABL Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the ABL Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	With respect to overdue principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum, which, in each case, shall be payable on demand.

Letters of Credit:	An aggregate amount to be mutually agreed will be available to the Borrower for the purpose of issuing letters of credit denominated in dollars. Letters of credit under the ABL Facility will be issued by BANA and/or other Lenders who agree to issue such letters of credit reasonably acceptable to the Borrower and the ABL Administrative Agent (each an “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the third business day prior to the final maturity of the ABL Facility; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above), except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Bank. The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the ABL Facility on a dollar-for-dollar basis.

Drawings under any letter of credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of loans under the ABL Facility) within one business day after notice of such drawing is received by the Borrower from the relevant Issuing Bank (with interest payable thereon as customarily provided). The ABL Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their ABL Commitments, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within the time period specified above.

If any ABL Lender becomes a “Defaulting Lender”, then the letter of credit exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their ABL Commitments up to an amount such that the revolving credit exposure of such non-Defaulting Lender does not exceed its commitments. In the event that such reallocation does not fully cover the letter of credit exposure of such Defaulting Lender, the applicable Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend, renew or amend existing letters of credit to the extent letter of credit exposure would exceed the ABL Commitments of the non-Defaulting Lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s reasonable satisfaction.

Final Maturity:

The ABL Facility will mature, and lending commitments thereunder will terminate, on the date that is five years after the Closing Date.

The ABL Documentation shall contain “amend and extend” provisions substantially consistent with those set forth in the ABL Precedent Documentation, pursuant to which individual ABL Lenders may agree to extend the maturity date of their outstanding ABL Commitments or commitments under any Incremental ABL Facility (which may include, among other things, an increase in the interest rates payable with respect to the loans under such extended commitments or the undrawn fees payable with respect to such commitments, which such extensions shall not be subject to any “default stopper”, financial tests or “most favored nation pricing provisions”) upon the request of the Borrower and without the consent of any other Lender (it is understood that (i) no existing Lender will have any obligation to commit to any such extension, (ii) each Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class and (iii) any extended ABL Commitments will be subject to pro rata borrowing and letter of credit participation with the non-extended ABL Commitments until such time as the non-extended ABL Commitments are terminated or expire).

Borrowing Base:

The borrowing base (the “Borrowing Base”) at any time shall equal the sum of:

(a) 90.0% (or, 92.5% for October 1 through December 31 of each year) of the net orderly liquidation value of eligible inventory (including eligible in-transit and eligible letter of credit inventory) of the Borrower and the Guarantors; provided that “eligible in-transit inventory” will not be permitted to account for more than 20% of the Borrowing Base, plus

(b) 90.0% of eligible accounts receivable of the Borrower and the Guarantors, plus

(c) 90.0% of the face amount of eligible credit card receivables of the Borrower and the Guarantors, minus

(d) customary reserves (as described below).

Eligibility criteria for eligible inventory, eligible accounts receivable, eligible credit card receivables, eligible in-transit inventory and eligible letter of credit inventory shall be set forth in the ABL Documentation in a manner consistent with the ABL Documentation Considerations.

The Borrowing Base will be computed by the Borrower monthly (or more frequently as the Borrower may elect; provided that if such election is exercised, it must be continued until the date that is 60 days after the date of such election), and a certificate (the “Borrowing Base Certificate”) presenting the Borrower’s computation of the Borrowing Base will be delivered to the ABL Administrative Agent promptly, but in no event later than the 15th business day following the end of each calendar month; provided, however, that (x) during the continuance of a Specified Default (as defined below), or (y) if Excess Availability (as defined below) under the ABL Facility is less than the greater of (i) $12.5 million and (ii) 12.5% of the lesser of (A) the aggregate commitments at such time and (B) the Borrowing Base (the lesser of (A) and (B), the “Maximum Borrowing Amount”) for five consecutive business days, the Borrower will be required to compute the Borrowing Base and deliver a Borrowing Base Certificate on a weekly basis until the date on which, as applicable, in the case of clause (x), such Specified Default is cured or waived or no longer continuing, or in the case of clause (y), Excess Availability under the ABL Facility has been at least the greater of (i) $12.5 million and (ii) 12.5% of the Maximum Borrowing Amount for at least 20 consecutive calendar days.

The ABL Administrative Agent will have the right to establish and modify reserves against the Borrowing Base assets in its Permitted Discretion with prior written notice to the Borrower. For purposes of the foregoing, “Permitted Discretion” means the ABL Administrative Agent’s reasonable credit judgment (from the perspective of an asset-based lender) in establishing reserves, exercised in good faith in accordance with customary business practices for similar asset based lending facilities, based upon its consideration of any factor that it reasonably believes (i) could materially adversely affect the quantity, quality, mix or value of Collateral (including any applicable laws that may inhibit collection of a receivable), the enforceability or priority of the ABL Administrative Agent’s liens thereon, or the amount that the ABL Administrative Agent, the ABL Lenders or the Issuing Banks could receive in liquidation of any Collateral; (ii) that any collateral report or financial information delivered by the Borrower or any Guarantor is incomplete, inaccurate or misleading in any material respect; or (iii) creates an event of default. In exercising such judgment, the ABL Administrative Agent may consider any factors that could materially increase the credit risk of lending to the Borrower on the security of the Collateral. Any reserve established or modified by the ABL Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such reserve, as reasonably determined, without duplication, by the ABL Administrative Agent in good faith; provided that circumstances, conditions, events or contingencies existing or arising prior to the Closing Date and, in each case, disclosed in writing in any field examination or appraisal delivered to the ABL Administrative Agent in connection herewith or otherwise known to the ABL Administrative Agent, in either case, prior to the Closing Date, shall not be the basis for any establishment of any reserves after the Closing Date, unless such circumstances, conditions, events or contingencies shall have changed in a material respect since the Closing Date.

“Specified Default” shall mean any payment or bankruptcy event of default, a material misrepresentation of the Borrowing Base, a failure to deliver any required Borrowing Base certificate (following a 5 business day grace period for monthly certificates or 3 business day grace period for weekly certificates), any event of default arising from breach of the cash management provisions and any event of default arising from failure to comply with the ABL Financial Covenant (as defined below).

In the event that an inventory appraisal and field examination cannot be completed and delivered prior to the Closing Date, for the period from the Closing Date until the 90th day after the Closing Date (or such earlier date as the Borrower may elect after delivery of a satisfactory inventory appraisal and field examination or such later date as may be agreed to by the ABL Administrative Agent), the Borrowing Base shall be deemed to be an amount equal to the greater of (x) $100.0 million and (y) the amount of the Borrowing Base determined in the manner set forth in (and pursuant to borrowing base certificates delivered under) the Existing Credit Agreement.

Guarantees:	All obligations of the Borrower under the ABL Facility (the “Borrower ABL Obligations”) and under any interest rate protection or other swap or hedging arrangements (other than any obligation of any ABL Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)), and obligations under cash management arrangements, in each case entered into with an ABL Lender, Lead Arranger, the ABL Administrative Agent or any affiliate of an ABL Lender, Lead Arranger or the ABL Administrative Agent at the time such transaction is entered into (“Hedging/Cash Management Arrangements”) will be unconditionally and irrevocably guaranteed jointly and severally on a senior basis (the “ABL Guarantees”) by each Guarantor under the Term Facility (the “ABL Guarantors”).

Security:	Subject to the limitations set forth below in this section and subject to the Certain Funds Provisions, the Borrower ABL Obligations, the ABL Guarantees and the Hedging/Cash Management Arrangements (collectively, the “ABL Secured Obligations”) will be secured by: (a) a perfected first priority security interest in substantially all personal property of the Borrower and the ABL Guarantors consisting of all accounts receivable, inventory, cash, deposit accounts, securities and commodity accounts (other than the accounts in which net cash proceeds from the sale of non-ABL Priority Collateral are deposited pending reinvestment and which is subject to a first priority security interest in favor of the Term Loan Administrative Agent and the Term Lenders pursuant to the Term Facility and any other Excluded Accounts (as defined below) (except for accounts referenced in clauses (ii) (only with respect to accounts that hold proceeds of the ABL Facility) and (iii) of the definition of Excluded Accounts)), books and records related to the foregoing (but excluding, for the avoidance of doubt, intellectual property; provided that, subject to the Intercreditor Agreement, the ABL Administrative Agent shall have a license allowing the use of such intellectual property as may be necessary or desirable for the liquidation of the ABL Priority Collateral in addition to the benefit of other customary intercreditor provisions relating to access and use of non- ABL Priority Collateral) and general intangibles and certain other related assets evidencing, governing, securing or otherwise relating to the foregoing and, in each case, proceeds thereof (other than the Excluded Collateral (as defined in Exhibit B), the “ABL Priority Collateral”) and (b) a perfected second priority security interest in the Collateral (other than the ABL Priority Collateral and the Excluded Collateral). The pledges of and security interests in and mortgages on the Collateral granted by the Borrower and each ABL Guarantor shall secure the ABL Secured Obligations.

In addition, (a) except as described under the first paragraph under the section entitled “Cash Management/Cash Dominion” below, control agreements shall not be required with respect to any deposit accounts, securities accounts or commodities accounts and no perfection actions shall be required with respect to motor vehicles and other assets subject to certificates of title, letter of credit rights, except to the extent constituting a support obligation for other Collateral as to which perfection is accomplished solely by the filing of a UCC financing statement or equivalent (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement or equivalent), commercial tort claims with a value less than an amount to be agreed and promissory notes evidencing debt for borrowed money in a principal amount of less than an amount to be agreed and (b) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

All the above-described pledges, security interests and mortgages shall be created on terms substantially consistent with those set forth in the ABL Documentation, after giving effect to the ABL Documentation Considerations (as defined below); and none of the Collateral shall be subject to other pledges, security interests or mortgages, other than the Secured Obligations (as defined in Exhibit B) and customary permitted encumbrances and other exceptions and baskets to be set forth in the ABL Documentation, substantially consistent with the exceptions and baskets set forth in the ABL Precedent Documentation, after giving effect to the ABL Documentation Considerations.

Notwithstanding the foregoing, all assets included in the Borrowing Base shall be included in the ABL Priority Collateral.

Cash Management/Cash Dominion:	The ABL Guarantors shall use commercially reasonable efforts to obtain account control agreements on the primary domestic concentration accounts (“DDAs”) where the proceeds of sales of inventory of the Borrower and the ABL Subsidiary Guarantors are deposited (and in any event excluding accounts that are (i) solely used for the purposes of making payments in respect of payroll, taxes and employees wages and benefits, (ii) accounts where solely proceeds of indebtedness, including the proceeds of the ABL Loans are deposited and (iii) other accounts with funds on deposit averaging less than an amount to be agreed (collectively, “Excluded Accounts”) as soon as possible and in any event within 90 days after the Closing Date (or such later date as the ABL Administrative Agent shall reasonably agree). If such arrangements are not obtained within 90 days after the Closing Date (or such later date as the ABL Administrative Agent shall reasonably agree), the Borrower and the ABL Guarantors shall be required to move their bank accounts to the ABL Administrative Agent or another bank that will provide such control agreements. During a Cash Dominion Period (as defined below), all amounts in controlled DDAs will be swept into a collection account (or accounts) maintained with the ABL Administrative Agent and used to repay borrowings under the ABL Facility, subject to customary exceptions and thresholds (including an aggregate cap) consistent with the ABL Documentation Considerations (which shall include maintenance of funds by the Borrower and ABL

Subsidiary Guarantors, subject to customary limitations, for purposes of funding ongoing operations and working capital requirements (including payroll, employee wages and benefits, payment of taxes and all other ordinary course obligations), including when extensions of credit are not permitted under the ABL Facility).

“Cash Dominion Period” means (a) the period from the date that Excess Availability shall have been less than the greater of (x) 10.0% of the Maximum Borrowing Amount and (y) $10.0 million for five consecutive business days to the date Excess Availability shall have been at least the greater of (x) 10.0% of the Maximum Borrowing Amount and (y) $10.0 million for 20 consecutive calendar days (a “Liquidity Condition”) or (b) upon the occurrence of a Specified Default, the period that such Specified Default shall be continuing.

“Excess Availability” shall mean, at any time, the remainder of (a) the sum of (i) the Maximum Borrowing Amount at such time and (ii) Eligible Borrowing Base Cash over (b) the sum of (i) aggregate principal amount of all ABL Loans and swingline loans then outstanding and (ii) all amounts outstanding under letters of credit (including issued and undrawn letters of credit) at such time.

“Eligible Borrowing Base Cash” shall mean the amount of unrestricted cash and cash equivalents of the Borrower and the ABL Guarantors at such time (to the extent held in accounts in the name of, or subject to the control of, the ABL Administrative Agent or subject to customary control agreements).

Intercreditor Agreement:	The relative rights and priorities in the Collateral for the secured parties in (a) the ABL Secured Obligations and (b) the Secured Obligations will be set forth in the Intercreditor Agreement.

Mandatory Prepayments:	If at any time, the aggregate amount of outstanding ABL Loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Facility exceeds the Maximum Borrowing Amount, then the Borrower will within one business day repay outstanding ABL Loans and cash collateralize outstanding letters of credit in an aggregate amount equal to such excess, with no reduction of the ABL Commitments.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the ABL Facility commitments and voluntary prepayments of borrowings under the ABL Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Conditions to Initial Borrowing:	Subject to the Certain Funds Provisions, the availability of the initial borrowing and other extensions of credit under the ABL Facility on the Closing Date will be subject solely to the applicable conditions set forth in the “Conditions to All Borrowings” section below and in Exhibit E to the Commitment Letter.

Conditions to All Borrowings:	The making of each extension of credit under the ABL Facility (except in connection with certain incurrences, including under any Incremental ABL Facility) shall be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects (subject, on the Closing Date, to the Certain Funds Provisions), (c) after the Closing Date, the absence of defaults or events of default at the time of, and after giving effect to the making of, such extension of credit and (d) availability under the Borrowing Base.

ABL Facility Documentation:	The definitive financing documentation for the ABL Facility (the “ABL Documentation”) shall be drafted initially by counsel for the Sponsor after substantial completion of the Term Facility Documentation and shall contain the terms set forth in this Exhibit C and, to the extent any other terms are not expressly set forth in this Exhibit C, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date taking into account the timing of the syndication of the ABL Facility in coordination with the pre-closing requirements of the Purchase Agreement and (ii) contain such other terms as the Borrower and the Lead Arrangers shall reasonably agree; it being understood and agreed that the ABL Documentation shall be substantially consistent with (x) with respect to asset-based lending provisions, the ABL Credit Agreement, dated as of February 13, 2013, by and among, Calceus Midco, Inc., Calceus Acquisition, Inc., Wells Fargo Bank, National Association, as administrative agent and the other parties thereto (and the intercreditor agreement executed and/or delivered in connection therewith) (provided that in no event shall the asset-based lending provisions that are specific to Rhodes (including with respect to timing and thresholds) be less favorable to the Borrower and its subsidiaries than those contained in the Existing Credit Agreement) and (y) otherwise, the Term Loan Documentation (collectively, the “ABL Precedent Documentation”) and such ABL Precedent Documentation shall be further modified by terms set forth herein and subject to (i) materiality qualifications and other exceptions that give effect to and/or permit the Acquisition, (ii) baskets, thresholds and exceptions that are to be agreed in light of the Consolidated EBITDA (as defined in Exhibit B), total assets, leverage level of the Borrower and its subsidiaries (after giving effect to the Transactions), (iii) such other modifications to reflect the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their size, total assets, geographic locations, industry (and risks and trends associated therewith), businesses, business practices, operations, financial accounting and the Projections, (iv) modifications to reflect changes in law or accounting standards since the date of the ABL Precedent Documentation and (v) modifications to reflect reasonable administrative agency requirements of the ABL Administrative Agent (collectively, the “ABL Documentation Considerations”).

Representations and Warranties:	Limited to the representations and warranties (to be applicable to Holdings, the Borrower and its restricted subsidiaries only) expressly set forth in Exhibit B and to an additional representation as to no default under the ABL Documentation (after the Closing Date), with only corresponding changes to reference the ABL Facility (and in any event no less favorable to the Borrower than those set forth in the Term Facility).

Affirmative Covenants:	Limited to the covenants expressly set forth in Exhibit B under “Affirmative Covenants” (to be applicable to the Borrower and its restricted subsidiaries only) with only corresponding changes to reference the ABL Facility (and in any event no less favorable to the Borrower than those set forth in the Term Facility) and to add the requirements set forth above (i) to deliver the Borrowing Base Certificates and (ii) in the first paragraph under “Cash Management/Cash Dominion”. In addition, the ABL Administrative Agent may conduct up to one (1) field examination and up to one (1) inventory appraisal (each at the expense of the Borrower) during any calendar year; provided that (X) at any time after the date on which Excess Availability has been less than the greater of $15 million and 15% of the Maximum Borrowing Amount for five consecutive business days, field examinations and inventory appraisals may each be conducted (at the expense of the Borrower) two (2) times during such calendar year or (Y) at any time during the continuation of a Specified Default, field examinations and inventory appraisals may be conducted (at the expense of the Borrower) as frequently as determined by the ABL Administrative Agent in its Permitted Discretion.

Negative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries and, with respect to the passive holding company covenant, Holdings):

(a) limitations on the incurrence of debt (which shall permit, among other things, (i) the indebtedness under the Facilities (including Incremental Facilities, Incremental ABL Facilities and Incremental Equivalent Debt) and/or the Takeout Securities and any permitted refinancing thereof, (ii) non-speculative hedging arrangements, (iii) any indebtedness of Rhodes incurred prior to the Closing Date which remains outstanding and is permitted to remain outstanding under the Purchase Agreement, (iv) indebtedness arising from agreements providing for adjustments of purchase price or “earn outs” entered into in connection with acquisitions, (v) a general debt basket in an amount to be agreed and which may be secured to the extent permitted by exceptions to the lien covenant, (vi) a foreign subsidiary debt basket in an amount to be agreed and (vii) other customary exceptions to be agreed;

(b) limitations on liens (which shall permit, among other things, liens securing (i) the Facilities (excluding the Bridge Facility, but including Incremental Facilities and Incremental ABL Facilities and any Incremental Equivalent Debt (as defined in Exhibit B)) and any permitted refinancing thereof, (ii) other permitted debt; provided that (x) the Borrower is in compliance with a Senior Secured Leverage Ratio of 6.00:1.00 after giving pro forma effect to the incurrence thereof and recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered and (y) to the extent that such lien is on Collateral and secures indebtedness for borrowed money, the holder of the debt secured by such lien shall have entered into the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to both the ABL Administrative Agent and the Borrower providing that such liens on the ABL priority collateral are secured on junior priority basis with the liens securing the ABL Secured Obligations, (iii) a general lien basket in an amount to be agreed and (iv) a foreign subsidiary lien basket equal to the size of the foreign subsidiary debt basket);

(c) limitations on fundamental changes;

(d) limitations on asset sales (including sales of subsidiaries) (which shall be permitted on the terms set forth in the second succeeding paragraph);

(e) limitations on investments and acquisitions (which shall permit (i) subject to no continuing event of default, unlimited investments in the Borrower and the Subsidiary Guarantors, (ii) investments in connection with the Transactions and (iii) prepayments, purchases or redemptions using the ABL Available Equity Amount Basket);

(f) limitations on dividends or distributions on, or redemptions of, the Borrower’s (or any of its direct or indirect parent company’s) equity (which shall permit, among other things, (i) customary payments or distributions to pay the consolidated or similar type of income tax liabilities of any parent, to the extent such payments cover taxes that are attributable to the taxable income of the Borrower or its subsidiaries and are net of any payments already made by the Borrower, (ii) payment of legal, accounting and other ordinary course corporate overhead or other operational expenses of any such parent not to exceed an amount to be agreed in any fiscal year and for the payment of franchise or similar taxes, (iii) customary distributions necessary to pay Sponsor advisory, refinancing, subsequent transaction and exit fees, taxes and other overhead expenses of direct and indirect parents thereof attributable to the ownership of the Borrower and its subsidiaries, (iv) dividends, distributions or redemptions with the ABL Available Equity Amount Basket and (v) dividends, distributions or redemptions in connection with the Transactions);

(g) limitations on prepayments, purchases or redemptions of any subordinated indebtedness for borrowed money (collectively, “Junior Debt”) or amendments of the documents governing such Junior Debt in a manner (when taken as a whole) materially adverse to the Lenders (which shall permit, among other things (i) refinancing or exchanges of Junior Debt for other Junior Debt (provided that such refinancing or exchange indebtedness shall be subordinated indebtedness), (ii) conversion of Junior Debt to common or “qualified preferred” equity) and (iii) prepayments or redemptions using the ABL Available Equity Amount Basket;

(h) limitations on negative pledge clauses; and

(i) limitations on transactions with affiliates.

In addition, Holdings will be subject to a covenant relating to its passive holding company status consistent with ABL Documentation after giving effect to the ABL Documentation Considerations.

The negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and “baskets” to be set forth in the ABL Documentation that are substantially consistent with the exceptions, qualifications and “baskets” set forth in ABL Precedent Documentation, but adjusted to reflect the size of the Borrower’s business and otherwise consistent with the ABL Documentation Considerations; provided that, subject to the ABL Documentation Considerations, monetary baskets will include basket builders based on a percentage of Consolidated EBITDA of the Borrower and its restricted subsidiaries equivalent to the initial monetary amount of such basket. In addition, certain negative covenants shall include an “ABL Available Equity Amount Basket”, which shall mean a cumulative amount equal to (a) (without duplication in the case of clauses (a) through (c)) the cash proceeds of new public or private equity issuances of any parent of the Borrower or the Borrower (other than disqualified stock and the proceeds of any such equity that is actually used pursuant to, or that increases, another basket under the ABL Documentation) to the extent the proceeds thereof are contributed to the Borrower as qualified equity within the 30 days immediately preceding the transaction for which the ABL Available Equity Amount Basket is being utilized, plus (b) capital contributions to the Borrower made in cash, cash equivalents or other property (other than disqualified stock and any other equity that is actually used for, or that increases, any other basket under the ABL Documentation) made within the 30 days immediately preceding the transaction for which the ABL Available Equity Amount Basket is being utilized, plus (c) the net cash proceeds received by the Borrower within the 30 days immediately preceding the transaction for which the ABL Available Equity Amount

Basket is being utilized from debt and disqualified stock issuances that have been issued after the Closing Date and which have been exchanged or converted into qualified equity.

The Borrower or any restricted subsidiary will be permitted to make non-ordinary course of business asset sales or dispositions (subject to a requirement to deliver an updated Borrowing Base Certificate if more than 10% of borrowing base assets are being disposed of) without limit so long as (a) such sales or dispositions are for fair market value and (b) at least 75% of the consideration for asset sales and dispositions in excess of an amount to be agreed shall consist of cash or cash equivalents (subject to exceptions to be set forth in the Term Facility Documentation to be agreed, which shall include a basket in an amount to be agreed for non-cash consideration that may be designated as cash consideration); provided that the Borrower and its restricted subsidiaries shall not be permitted to consummate bulk sales or other dispositions of inventory not in the ordinary course of business (but excluding (i) sales or other dispositions of assets constituting a business unit, line of business or division or (ii) the closure of stores if in any fiscal year the net number of stores of the Borrower and its restricted subsidiaries, after giving effect to any such bulk sales or other dispositions, in the aggregate has not decreased by more than 20% from the total number of stores at beginning of such fiscal year) unless prior thereto, or substantially simultaneously with, a new, or updated, inventory appraisal has been completed.

The ABL Facility will permit (i) dividends, other payments in respect of capital stock and other restricted payments, (ii) prepayments and voluntary redemptions of Junior Debt, (iii) acquisitions and other investments and (iv) the incurrence of additional indebtedness; provided, any such indebtedness shall require no scheduled principal payments (other than customary amortization payments) on or prior to the final maturity date of the ABL Facility so long as the Payment Conditions are satisfied at the time of such dividend, prepayment, investment or incurrence.

“Payment Conditions” shall mean the following: (i) no Specified Default exists or would arise after giving effect to the relevant transactions, (ii) pro forma compliance for the four fiscal quarters most recently preceding such transaction or payment for which financial statements have been delivered with a Fixed Charge Coverage Ratio of 1.00:1.00 and (iii) the Borrower’s having pro forma Excess Availability giving effect to such transactions as of the date of such transaction and with a 30-day lookback in excess of the greater of (x) 15.0% of the Maximum Borrowing Amount and (y) $15.0 million (except for permitted acquisitions and investments, which shall be (x) 12.5% of the Maximum Borrowing Amount and (y) $12.5 million); provided however that the condition set forth in clause (ii) shall not be applicable if the Borrower has pro forma Excess Availability giving effect to such transactions as of the date of such transaction and with a 30-day lookback in excess of the greater of (x) 17.5% of the Maximum Borrowing Amount and (y) $17.5 million (except for (I) permitted acquisitions and investments, which shall be (x) 15.0% of the Maximum Borrowing Amount and (y) $15.0 million and (II) restricted payments, which shall be (x) 25.0% of the Maximum Borrowing Amount and (y) $25.0 million).

Financial Maintenance Covenant:	If Excess Availability shall be less than the greater of (A) 10.0% of the Maximum Borrowing Amount or (B) $10.0 million (such greater amount, the “ABL Covenant Trigger”) and until Excess Availability is greater than or equal to the ABL Covenant Trigger for 20 consecutive calendar days (such period, a “Compliance Period”, the

Borrower shall comply on a quarterly basis with a minimum ratio (the “Fixed Charge Coverage Ratio”) of (x) Consolidated EBITDA minus cash taxes actually paid in such period minus unfinanced cash capital expenditures actually made or incurred in such period to (y) Consolidated Interest Expense (as defined on Exhibit B, but with appropriate adjustments to make it a cash interest expense definition, including, without limitation, exceptions from the calculation for any capitalized interest or pay-in-kind interest or due to the amortization of original issue discount) plus scheduled principal amortization of indebtedness for borrowed money of at least 1.00 to 1.00 on a trailing four quarter basis and tested (i) immediately upon trigger based on the most recently completed fiscal quarter for which financial statements have been delivered and (ii) on the last day of each subsequently completed fiscal quarter of the Borrower ending during a Compliance Period for which financial statements have been delivered; provided, however, that for the purposes of calculating the Fixed Charge Coverage Ratio when determining whether the condition set forth in clause (i) in the definition of “Payment Conditions” above is satisfied in connection with making dividends, the denominator (as set forth in clause (y) in the definition of “Fixed Charge Coverage Ratio” above) shall also include on a pro forma basis the actual amount of dividends actually being made at such time.

For purposes of determining compliance with the foregoing Fixed Charge Coverage Ratio (the “ABL Financial Covenant”), cash equity contributions (which shall be common equity or otherwise in a form reasonably acceptable to the ABL Administrative Agent) made to the Borrower within 10 business days of the trigger described in clause (i) of the paragraph or otherwise on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for purposes of determining compliance with the Fixed Charge Coverage Ratio at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); subject solely to the following terms and conditions: (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the Fixed Charge Coverage Ratio for the relevant fiscal quarter, (c) all Specified Equity Contributions shall be disregarded for purposes of determining pricing, financial ratio-based conditions and any baskets with respect to the covenants contained in the Facilities Documentation, (d) during the term of the ABL Facility no more than five Specified Equity Contributions may be made and (e) there shall be no reduction in net indebtedness and related Consolidated Interest Expense from the proceeds of any Specified Equity Contribution for determining compliance with the Fixed Charge Coverage Ratio. The ABL Documentation will contain a customary standstill provision with respect to the declaration of an Event of Default and/or exercise of remedies during the period in which a Specified Equity Contribution could be made but the Borrower shall not be permitted to borrow during such period.

Unrestricted Subsidiaries:	The ABL Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary subject solely to the following terms and conditions: (a) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Borrower at such time and shall be permitted by the negative covenants (which may be by satisfying the Payment Conditions) and (b) no event of default under the ABL Documentation has occurred or is continuing or would exist after giving effect thereto. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the ABL Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining Consolidated EBITDA.

Events of Default:	Limited to the following (to be applicable to Holdings, the Borrower and its restricted subsidiaries only): nonpayment of principal when due; nonpayment of interest or other amounts after a customary five business day grace period; violation of covenants (subject, in the case of affirmative covenants (other than notices of default, maintenance of the Borrower’s existence, failure to deliver the Borrowing Base Certificate (subject to a 5 business day cure period or, in the case of weekly Borrowing Base Certificates, two business days) and failure to comply with the cash management covenant during a Cash Dominion Period and the use of proceeds covenant, in which cases no cure period shall apply), to a thirty day grace period); incorrectness of representations and warranties in any material respect; cross default and cross acceleration to indebtedness of an amount in excess of an amount to be agreed; bankruptcy or other similar events of Holdings, the Borrower or its material restricted subsidiaries (with a 60 day grace period for involuntary events); monetary judgments of an amount in excess of an amount to be agreed; ERISA or similar events; actual or asserted (in writing) invalidity of material Guarantees or security document or any security interest purported to be created thereunder; and change of control (to include a pre- and post-initial public offering provision and to be defined in a manner consistent with the Term Precedent Documentation, giving effect to the Term Documentation Considerations).

Voting:	Amendments and waivers of the ABL Documentation will require the approval of ABL Lenders holding more than 50% of the aggregate amount of the loans, letter of credit exposure and unused commitments under the ABL Facility (the “ABL Required Lenders”), except that (i) the consent of each ABL Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of (other than with respect to any Incremental ABL Facility to which such ABL Lender has agreed) such ABL Lender (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension or increase of any commitment), (B) reductions or forgiveness of principal (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment or commitment reductions shall not constitute a reduction or forgiveness in principal), interest (other than a waiver of default interest) or fees, (C) extensions of final maturity (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment or commitment shall not constitute an extension of any maturity date) or the date for the payment of interest or fees and (D) amendments to the “default waterfall” provision set forth in the ABL Documentation, (ii) the consent of 100% of the ABL Lenders will be required with respect to (A) modifications to any of the voting percentages, (B) releases of all or substantially all of the value of the Guarantors or releases of all or substantially all of the Collateral and (C) increases in advance rates under the definition of Borrowing Base (provided that the foregoing shall not impair the ability of the ABL Administrative Agent to add, remove, reduce or increase reserves against the Borrowing Base assets in its Permitted Discretion), (iii) the consent of a supermajority (66.7%) of the ABL Commitments (or, if the ABL Commitments have been terminated, outstanding ABL Loans) shall be required for any changes to the Borrowing Base definition or the component definitions thereof which result in increased borrowing availability, (iv) the consent of the Swingline Lender and/or the Issuing Banks will be required for any amendment that modifies swing-line specific provisions or letter of credit specific provisions, as applicable and (v) customary protections for the ABL Administrative Agent, the Swingline Lender and the Issuing Banks will be provided. Defaulting Lenders shall not be included in the calculation of Required Lenders.

The ABL Documentation shall contain customary provisions for replacing Defaulting Lenders, replacing ABL Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting ABL Lenders in connection with amendments and waivers requiring the consent of all ABL Lenders or of all ABL Lenders directly affected thereby so long as ABL Lenders holding more than 50% of the aggregate amount of the loans and commitments under the ABL Facility shall have consented thereto.

Cost and Yield Protection:	The ABL Documentation will include customary tax gross-up, cost and yield protection provisions substantially consistent with those set forth in the Term Facility Documentation.

Assignments and Participations:	The ABL Lenders will be permitted to assign (other than to Disqualified Lenders (with each assignee being required to represent that it is not a Disqualified Lender or an affiliate of a Disqualified Lender) or the Borrower or any of its affiliates) (b) loans and ABL Commitments or any Incremental ABL Facility with the consent of the Borrower, the Swingline Lender, the Issuing Banks and the ABL Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required after the occurrence and during the continuance of a payment or bankruptcy Event of Default. Each assignment (other than to another ABL Lender, an affiliate of an ABL Lender or an approved fund) will be in an amount of $5,000,000 (or an integral multiple of $1,000,000 in excess thereof) (or lesser amounts, if agreed between the Borrower and the ABL Administrative Agent) or, if less, all of such ABL Lender’s remaining loans and commitments of the applicable class. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment.

The Lenders will be permitted to sell participations in loans and commitments without restriction in accordance with applicable law.

Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

Expenses and Indemnification:	The Borrower shall pay, if the Closing Date occurs, all reasonable and documented or invoiced out-of-pocket costs and expenses of the ABL Administrative Agent and the Commitment Parties (without duplication) associated with the syndication of the ABL

Facility and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the ABL Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein, a single local counsel in each relevant jurisdiction or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed)); provided that in connection with the Closing Date only one inventory appraisal and one field examination shall be included within the scope of this paragraph and thereafter, expense reimbursements with respect to field examinations and inventory appraisals shall be limited as described in the section entitled “Affirmative Covenants” above in this Exhibit C.

The Borrower will indemnify the ABL Administrative Agent, the Commitment Parties and the ABL Lenders (without duplication) and their affiliates, and the officers, directors, employees, advisors, agents and other representatives of any of the foregoing and their successors (each, an “Indemnified Party”), and hold them harmless from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) of any kind or nature and the reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing (including the reasonable fees, disbursements and other charges of a single firm of counsel for all Indemnified Parties, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all Indemnified Parties taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnified Party(s) affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, by such other firm of counsel for such affected indemnified person)) of any such Indemnified Party arising out of or relating to any claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) (regardless of whether such Indemnified Party is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no Indemnified Party will be indemnified for any Loss or related expense to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its affiliates or any of the officers, directors, employees, advisors, agents or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations under the ABL Facility of such Indemnified Party or any of such Indemnified Party’s affiliates or any of the officers, directors, employees, advisors, agents or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (iii) in the case of any claim, litigation, investigation or other proceeding initiated by the Borrower or one of its affiliates against the relevant Indemnified Party, a breach of the obligations under the ABL Facility of such Indemnified Party or any of such Indemnified Party’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iv) any claim, litigation, investigation or other proceeding (other than a claim, litigation, investigation or other proceeding against the ABL Administrative Agent or any Lead Arranger acting pursuant to the ABL Documentation or in its capacity as such or of any of its affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing) solely between or among Indemnified Parties that does not arise from any act or omission by the Borrower or any of its affiliates.

Governing Law and Forum:	New York.

Counsel to the ABL Administrative Agent, Lead Arrangers and Joint Bookrunners:	Cahill Gordon & Reindel LLP.

ANNEX I to Exhibit C

Interest Rates:	The interest rates under the ABL Facility will be, at the option of the Borrower, initially, Adjusted LIBOR plus 1.50% or ABR plus 0.50%, which margins shall be subject to one step-down of 0.25% and one step-up of 0.25% commencing at the completion of the first full fiscal quarter completed after the Closing Date based on average historical Excess Availability during the preceding quarter greater than 66 2/3% and less than 33 1/3%, respectively.

All swingline loans will be ABR loans.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 12 months or a period of shorter than 1 month) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans calculated by reference to clause (i) of the definition of ABR).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

Letter of Credit Fee:	A per annum fee equal to the spread over Adjusted LIBOR under the ABL Facility will accrue for the account of ABL Lenders (other than Defaulting Lenders) on the aggregate face amount of outstanding letters of credit under the ABL Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be paid to the ABL Administrative Agent for distribution to the ABL Lenders pro rata in accordance with the amount of each such ABL Lender’s ABL Commitment. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter, at maturity and upon the termination of the respective letter of credit, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	The Borrower shall pay a commitment fee for the account of ABL Lenders (other than Defaulting Lenders) of 0.25% per annum (or, if the average daily unused portion of the ABL Facility exceeds 50.0%, 0.375%), in each case on the average daily unused portion of the ABL Facility payable quarterly in arrears, calculated based upon the actual number of days elapsed over a 360-day year. Such fees shall be paid to the ABL Administrative Agent for distribution to the ABL Lenders pro rata in accordance with the amount of each such ABL Lender’s ABL Commitment, with exceptions for Defaulting Lenders.

C-I-1

EXHIBIT D

Project Rhodes

Senior Unsecured Increasing Rate Bridge Loans

Summary of Principal Terms and Conditions3

Borrower:	Same as the Borrower under the Term Facility (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent:	BANA will act as sole administrative agent (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arrangers (as defined below) and the Borrower (the Borrower’s consent not to be unreasonably withheld or delayed), excluding any Disqualified Lender (together with the Initial Bridge Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Joint Bookrunners:	Merrill Lynch and J.P. Morgan will act as co-lead arrangers, and Merrill Lynch, J.P. Morgan, and GS will act as joint bookrunners (together with any additional lead arranger or joint bookrunner appointed pursuant to Section 2 of the Commitment Letter, each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”), in each case for the Bridge Facility, and each will perform the duties customarily associated with such roles.

Additional Agents:	The Borrower may designate additional financial institutions reasonably acceptable to the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) to act as syndication agent, documentation agent or co-documentation agent.

Senior Unsecured Bridge Facility:	A senior unsecured increasing rate bridge facility (the “Bridge Facility”) in an aggregate principal amount of $250.0 million (the loans thereunder the “Bridge Loans”).

Use of Proceeds:	The proceeds of the Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds from the issuance of Notes, (if any), borrowings under the Senior Secured Credit Facilities, the proceeds of the Equity Contribution and cash on hand at Rhodes, solely to pay the Acquisition Costs.

Ranking:	The Bridge Loans will rank equal in right of payment with the Term Facility and the ABL Facility and other senior indebtedness of the Borrower and will not be secured.

Guarantees:	All obligations of the Borrower under the Bridge Facility will be jointly and severally guaranteed by each subsidiary guarantor (but not Holdings as defined in Exhibit B) under the Term Facility (the “Guarantors”), on a senior basis (such guarantees, the “Bridge Guarantees”). The Bridge Guarantees will automatically be released upon the release of the corresponding guarantees of the Term Facility, other than any such release upon repayment or refinancing of the Term Facility. The Bridge Guarantees will rank equal in right with the guarantees of the Term Facility.

3	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A, B, C and E thereto.

Security:	None.

Maturity:	All Bridge Loans will have an initial maturity date that is the one-year anniversary of the date of funding of the Bridge Loans (the “Maturity Date”), which shall be extended as provided below. If any of the Bridge Loans have not been previously repaid in full on or prior to the Maturity Date, such Bridge Loans will be automatically converted into a senior unsecured term loan (each an “Extended Term Loan”) due on the date that is eight years after the date of funding of the Bridge Loans (the “Extended Maturity Date”). The date on which Bridge Loans are converted into Extended Term Loans is referred to as the “Conversion Date”. At any time and from time to time on or after the Conversion Date, at the option of the applicable Lender, the Extended Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Exchange Notes”) having an equal principal amount and having the terms set forth in Annex II to this Exhibit D; provided that the Borrower may defer each issuance of Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $75.0 million in aggregate principal amount of Exchange Notes.

The Extended Term Loans will be governed by the provisions of the Bridge Facility Documentation (as hereinafter defined) and will have the same terms as the Bridge Loans except as set forth on Annex I to this Exhibit D. The Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II to this Exhibit D.

The Bridge Loans, Extended Term Loans and the Exchange Notes shall rank equal in right of payment for all purposes.

Interest Rates:	Interest on the Bridge Loans for the first 3-month period commencing on the Closing Date shall be payable at LIBOR (as defined below) for U.S. dollars (for interest periods of 1, 2, 3 or 6 months, as selected by the Borrower) plus 525 basis points per annum (or, if the Ratings Condition (as defined in Annex I to Exhibit B) is not satisfied, 575 basis points per annum) (the “Initial Margin”). Thereafter, subject to the Total Cap (as defined in the Fee Letter), interest shall be payable at prevailing LIBOR for the interest period selected by the Borrower plus the Applicable Margin (as defined below) and shall increase by an additional 50 basis points at the beginning of each 3-month period subsequent to the initial 3-month period for so long as the Bridge Loans are outstanding (except on the Conversion Date) (the Initial Margin plus each 50 basis point increase therein described above, the “Applicable Margin”). “LIBOR” means the London interbank offered rate for U.S. dollars; provided that, for purposes hereof, LIBOR shall not be less than 1.25% per annum.

Notwithstanding anything to the contrary set forth above, at no time, other than as provided under the heading “Default Rate” below, shall the per annum yield on the Bridge Loans exceed the amount specified in the Fee Letter in respect of the Bridge Facility as the “Total Cap”.

Upon the occurrence of a Demand Failure Event (as defined in the Fee Letter), the outstanding Bridge Loans shall automatically and immediately begin to accrue interest at the Total Cap.

Following the Maturity Date, all outstanding Extended Term Loans will accrue interest at a rate equal to the Total Cap.

Interest Payments:	Interest on the Bridge Loans will be payable in arrears at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the Maturity Date.

Default Rate:

Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Bridge Loans, Extended Term Loans or Exchange Notes affect the payment of any default rate of interest in respect of any Bridge Loan, Extended Term Loans or Exchange Notes.

Mandatory Prepayment:	The Borrower will be required to prepay the Bridge Loans on a pro rata basis at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with (i) the net cash proceeds from the issuance of the Takeout Securities; provided that in the event any Lender or affiliate of a Lender purchases debt securities from the Borrower pursuant to a permitted securities demand at an issue price above the price at which such Lender or affiliate has reasonably determined such debt securities can be resold by such Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Lender or affiliate, be applied first to prepay the Bridge Loans of such Lender or affiliate (provided that if there is more than one such Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Bridge Loans of all such Lenders or affiliates in proportion to such Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the Bridge Loans held by other Lenders; (ii) the net cash proceeds from the issuance of any Refinancing Debt (to be defined) of the Bridge Facility by the Borrower or any of its restricted subsidiaries; (iii) the net cash proceeds from certain equity offerings (subject to exceptions to be agreed, including exceptions for employee equity offerings and equity issuances to, or contributions made by, the Investors) by the Borrower or any of its restricted subsidiaries and (iv) the net cash proceeds from non-ordinary course asset sales or dispositions or receipt of net cash proceeds of insurance resulting from a casualty or condemnation event, in either case by the Borrower or any of its restricted subsidiaries, in each case, in excess of amounts either reinvested or required to be paid to the lenders under the Term Facility, Incremental Facility or the holder of certain other indebtedness, in the case of any such prepayments pursuant to the foregoing clauses (i), (ii) and (iii) above with exceptions and baskets substantially consistent with the Bridge Precedent Documentation, after giving effect to the Bridge Documentation Considerations. The Borrower will also be required to offer to prepay the Bridge Loans following the occurrence of a change of control (to be defined in a manner substantially consistent with the Bridge Precedent Documentation, after giving effect to the Bridge Documentation Considerations) at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repayment, subject to the Bridge Precedent Documentation, after giving effect to the Bridge Documentation Considerations.

Optional Prepayment:	The Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three business days’ prior written notice, at the option of the Borrower at any time. In the event of a Demand Failure Event except as otherwise limited by the provisions set forth in the section of the Fee Letter entitled “Securities Demand”, the Bridge Loans shall be subject to the “Optional Redemption” provisions applicable to the Exchange Notes.

Documentation:	The definitive financing documentation for the Bridge Facility (the “Bridge Facility Documentation”; together with the Term Loan Facility Documentation and the ABL Documentation, the “Facilities Documentation”), which shall initially be drafted by counsel for the Sponsor and shall contain the terms set forth in this Exhibit D and, to the extent any other terms are not expressly set forth in this Exhibit D, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date taking into account the timing of the syndication of the Bridge Facility and the pre-closing requirements of the Purchase Agreement and (ii) shall contain such other terms as the Borrower and the Lead Arrangers shall reasonably agree; it being understood and agreed that the Bridge Facility Documentation shall be substantially consistent with that certain Indenture, dated as of April 3, 2012 (as amended, supplemented or otherwise modified through the date hereof, the “Bridge Precedent Documentation”; together with the Term Facility Precedent Documentation and the ABL Precedent Documentation, the “Precedent Documentation”) among TL Acquisition, Inc., as the issuer and The Bank of New York, as trustee (and the related guarantee agreements, purchase agreements and/or underwriting agreements executed and/or delivered in connection therewith; provided that (i) the provisions of the Bridge Precedent Documentation related to security shall not be applicable and (ii) the Bridge Precedent Documentation shall be modified to take into account the industry of Rhodes) as modified by the terms set forth herein and subject to (i) materiality qualifications and other exceptions that give effect to and/or permit the Acquisition, (ii) baskets, thresholds and exceptions that are to be agreed in light of the Consolidated EBITDA and leverage level of the Borrower and its subsidiaries (after giving effect to the Transactions), (iii) such other modifications to reflect the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their size, total assets, geographic locations, industry (and risks and trends associated therewith), businesses, business practices, operations, financial accounting, the disclosure schedules to the Purchase Agreement and the Projections and (iv) modifications to reflect changes in law or accounting standards since the date of the Bridge Precedent Documentation (collectively, the “Bridge Documentation Considerations”; together with the Term Facility Documentation Considerations and the ABL Documentation Considerations, the “Document Considerations”).

Conditions to Borrowing:	The making of the extension of credit under the Bridge Facility on the Closing Date shall be conditioned upon (a) delivery of a customary borrowing notice, (b) subject to the Certain Funds Provisions, the accuracy of representations and warranties in all material respects and (c) the applicable conditions set forth in Exhibit E to the Commitment Letter.

Representations and Warranties:	The Bridge Facility Documentation will contain representations and warranties as are substantially consistent to those for the Term Facility, but in any event are no less favorable to the Borrower than those in the Term Facility, including as to exceptions and qualifications.

Covenants:	The Bridge Facility Documentation will contain such affirmative and negative covenants with respect to the Borrower and its restricted subsidiaries as are substantially consistent with (i) the Bridge Precedent Documentation after giving effect to the Bridge Documentation Considerations; it being understood and agreed that the covenants of the Bridge Loans (and the Extended Term Loans and the Exchange Notes) will be incurrence-based covenants customarily found in high yield indentures of comparable issuers (and consistent with the Bridge Precedent Documentation after giving effect to the Bridge Documentation Considerations) and in any event will be no less favorable to the Borrower than those contained in the Term Facility Documentation (except with respect to (i) the Leverage Based RP Basket (as defined in Exhibit B) and (ii) the liens capacity for Incremental Facilities and Incremental Equivalent Debt (other than the Incremental Starter Amount and the Incremental Repayment Amount) (each term as defined in Exhibit B), which, in each case, need not be included in the Bridge Documentation), including as to exceptions and qualifications. Prior to the Maturity Date, the debt and lien incurrence and restricted payment covenants of the Bridge Loans will be more restrictive than those of the Extended Term Loans and the Exchange Notes, as reasonably agreed by the Lead Arrangers and the Borrower.

Financial Maintenance Covenants:	None.

Events of Default:	Limited to nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy or insolvency of the Borrower or its significant restricted subsidiaries; material monetary judgments; ERISA events; and actual or asserted invalidity of guarantees, consistent in each case with the Bridge Precedent Documentation after giving effect to the Bridge Documentation Considerations and in any event will be no less favorable to the Borrower than those in the Term Facility, including as to exceptions and qualifications.

Cost and Yield Protection:	The Bridge Documentation will include customary tax gross-up, cost and yield protection provisions substantially consistent with those set forth in the Term Facility Documentation.

Assignment and Participation:	The Lenders will have the right to assign Bridge Loans after the Closing Date without the consent of the Borrower; provided, however, that (i) prior to the date that is one year after the Closing Date and so long as a Demand Failure Event has not occurred and no payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Borrower shall be required with respect to any assignment (such consent not to be unreasonably withheld or delayed) if, subsequent thereto, the Initial Bridge Lenders (together with their affiliates) would hold, in the aggregate, less than 50.1% of the outstanding Bridge Loans and (ii) no commitments in respect of the Bridge Facility that have not been funded by Bridge Loans may be assigned under any circumstances.

The Lenders will have the right to participate their Bridge Loans, before or after the Closing Date, to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

The Bridge Facility Documentation shall provide that Bridge Loans may be purchased by the Sponsor and its affiliates (other than Holdings and its subsidiaries) on terms and conditions consistent with the Term Facility; provided that any Bridge Loans held by the Sponsor or any of its affiliates shall be capped at 15% of the amount of the Bridge Loans outstanding at the time of such assignment.

Voting:	Amendments and waivers of the Bridge Facility Documentation will require the approval of Lenders holding more than 50% of the outstanding Bridge Loans, except that (a) the consent of each affected Lender will be required for (i) reductions of principal, interest rates or fees, (ii) extensions of the Maturity Date (except as provided under “Maturity” above) or the Extended Maturity Date, (iii) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes or any amendment of the rate of such exchange, (iv) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes and (v) subject to certain exceptions substantially consistent with the Bridge Documentation Considerations, releases of all or substantially all of the value of the Guarantees (other than in connection with any release or sale of the relevant Guarantor permitted by the Bridge Facility Documentation or the documentation governing the Term Facility Documentation) and (b) the consent of 100% of the Lenders will be required with respect to modifications to any of the voting percentages.

Expenses and Indemnification:

The Borrower shall pay, if the Closing Date occurs, all reasonable and documented or invoiced out-of-pocket costs and expenses of the Administrative Agent and the Commitment Parties (without duplication) associated with the syndication of the Bridge Facility and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Bridge Facility Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein, a single local counsel in each relevant jurisdiction or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed)).

The Borrower will indemnify the Administrative Agent, the Commitment Parties and the Lenders (without duplication) and their affiliates, and the officers, directors, employees, advisors, agents and other representatives and their successors of any of the foregoing (each, an “Indemnified Party”), and hold them harmless from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) of any kind or nature and the reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing (including the reasonable fees, disbursements and other charges of a single firm of counsel for all Indemnified Parties, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all Indemnified Parties taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnified Party(s) affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, by such other firm of counsel for such affected indemnified person)) of any such Indemnified Party arising out of or relating to any claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) (regardless of whether such Indemnified

Party is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no Indemnified Party will be indemnified for any Loss or related expense to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its affiliates or any of the officers, directors, employees, advisors, agents or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations under the Bridge Facility of such Indemnified Party or any of such Indemnified Party’s affiliates or any of the officers, directors, employees, advisors, agents or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (iii) in the case of any claim, litigation, investigation or other proceeding initiated by the Borrower or one of its affiliates against the relevant Indemnified Party, a breach of the obligations under the Bridge Facility of such Indemnified Party or any of such Indemnified Party’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iv) any claim, litigation, investigation or other proceeding (other than a claim, litigation, investigation or other proceeding against the Administrative Agent or any Lead Arranger acting pursuant to the Bridge Facility Documentation or in its capacity as such or of any of its affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing) solely between or among Indemnified Parties that does not arise from any act or omission by the Borrower or any of its affiliates.

Governing Law:	New York.

Counsel to the Bridge Administrative Agent, Lead Arrangers and Joint Bookrunners:	Cahill Gordon & Reindel LLP.

ANNEX I to Exhibit D

Extended Term Loans

Maturity:	The Extended Term Loans will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Extended Term Loans will bear interest at an interest rate per annum (the “Extended Term Loan Interest Rate”) equal to the Total Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the Extended Maturity Date, in each case payable in arrears and computed on the basis of a 360 day year.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Ranking:	Same as the Bridge Loans.

Guarantees:	Same as the Bridge Loans.

Security:	None.

Covenants, Defaults and Mandatory Prepayments:	Upon and after the Conversion Date, the covenants, mandatory prepayments (other than with respect to a change of control, which shall require the Borrower to offer to prepay at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of prepayment) and defaults that would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions of the Bridge Facility Documentation.

Optional Prepayment:	The Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three business days’ prior written notice, at the option of the Borrower at any time.

Governing Law:	New York.

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ANNEX II to Exhibit D

Exchange Notes

Issuer:	The Borrower will issue the Exchange Notes under an indenture. The Borrower, in its capacity as the issuer of the Exchange Notes, is referred to as the “Issuer”. In addition, if the Issuer is not a corporation, there shall at all times be a joint and several co-issuer of the Exchange Notes that is a corporation and is wholly owned restricted subsidiary of the Issuer.

Principal Amount:	The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Conversion Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan for which it is exchanged. In the case of a partial exchange, the minimum amount of Extended Term Loans to be exchanged for Exchange Notes will be $75.0 million.

Maturity:	The Exchange Notes will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Total Cap.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Ranking:	Same as the Bridge Loans and Extended Term Loans.

Guarantees:	Same as the Bridge Loans and Extended Term Loans.

Security:	None.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Exchange Notes (and, if outstanding, prepay the Extended Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase with a portion of the net cash proceeds of all non-ordinary course asset sales by the Issuer and its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under the Term Facility, any Incremental Facility or to holders of certain other indebtedness, with such proceeds being applied to the Extended Term Loans, the Exchange Notes, and the Notes in a manner to be agreed, subject to other exceptions and baskets substantially consistent with the Bridge Precedent Documentation after giving effect to the Bridge Documentation Considerations.

Offer to Purchase upon Change of Control:	The Issuer will be required to make an offer to repurchase the Exchange Notes following the occurrence of a change of control (to be defined in a manner substantially consistent with the Bridge Precedent Documentation after giving effect to the Bridge Documentation Considerations) at a price in cash equal to 101% (or 100% in the case of Exchange Notes held by the Commitment Parties or their respective affiliates other than asset management affiliates (“Asset Management Affiliates”), and excluding Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market activities (“Repurchased Securities”)),

D-II-1

of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase unless the Issuer shall redeem such Exchange Notes pursuant to the “Optional Redemption” section below.

Optional Redemption:	Except as set forth in the next two succeeding paragraphs, the Exchange Notes will be non-callable until the third anniversary of the Closing Date. Thereafter, each such Exchange Note will be callable at par plus accrued interest plus a premium equal to three-quarters of the coupon on such Exchange Note during the fourth year after the Closing Date, one-half of the coupon on such Exchange Note during the fifth year after the Closing Date and one-quarter of the coupon on such Exchange Note during the sixth year after the Closing Date, which call premiums shall decline to zero on the seventh anniversary of the Closing Date.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 35% of such Exchange Notes with an amount equal to proceeds from any equity offering at a price equal to par plus the coupon plus accrued interest on such Exchange Notes on terms consistent with the Bridge Documentation Considerations.

The optional redemption provisions will be otherwise customary for high yield transactions and substantially consistent with the Bridge Precedent Documentation after giving effect to the Bridge Documentation Considerations. Prior to a Demand Failure Event, any Exchange Notes held by the Initial Bridge Lenders or their respective affiliates (other than Asset Management Affiliates) and excluding Repurchased Securities, shall be redeemable at any time and from time to time at the option of the Borrower at a redemption price equal to par plus accrued and unpaid interest to the redemption date.

Defeasance and Discharge Provisions:	Consistent with the Bridge Precedent Documentation after giving effect to the Bridge Documentation Considerations.

Modification:	Consistent with the Bridge Precedent Documentation after giving effect to the Bridge Documentation Considerations.

Registration Rights:	None.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such exchange notes in compliance with applicable law to any third parties. Unless the applicable exemptions from registration upon transfer of the notes contained in Rule 144A and Regulation S (or any successor provisions thereto) are materially curtailed (in the good faith determination of the Borrower), no transfers will be permitted pursuant to Rule 144.

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Covenants:	Such affirmative and negative covenants with respect to the Borrower and its restricted subsidiaries as are usual and customary for high yield financings of this type consistent with the Bridge Precedent Documentation after giving effect to the Bridge Documentation Considerations (but in any event no more restrictive than those in the Term Facility Documentation).

Events of Default:	Consistent with the Bridge Precedent Documentation after giving effect to the Bridge Documentations Considerations (but in any event no more restrictive than those in the Term Facility Documentation).

Governing Law:	New York.

D-II-3

EXHIBIT E

Project Rhodes

Summary of Additional Conditions4

The initial borrowings under the Facilities shall be subject to the following conditions:

1.	The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Term Facility, shall be consummated, in all material respects in accordance with the terms of the Purchase Agreement, after giving effect to any modifications, amendments, consents, waivers or requests by you (or your affiliates) thereto, other than those modifications, amendments, consents, waivers or requests that are material and adverse to the Lenders or the Commitment Parties in their capacities as such, unless consented to in writing by the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that (a) any reduction in Per Share Merger Consideration (as defined in the Purchase Agreement) shall not be deemed to be material and adverse to the interests of the Lenders or the Commitment Parties; provided that, any such reduction shall be applied (i) first, to reduce the amount of Equity Contribution to 25.0% of the total consolidated pro forma debt and equity capitalization of Holdings and its subsidiaries on the Closing Date after giving effect to the Transaction (calculated in accordance with paragraph (b) of Exhibit A to the Commitment Letter) and (ii) thereafter, (x) 75% to the Term Facility and the Bridge Facility (or any Takeout Securities) (with such amount allocated to a pro rata reduction in the Term Facility and the Bridge Facility (or any Takeout Securities); provided that, to the extent a pro rata reduction would result in the Bridge Facility (or any Takeout Securities) being less than $200.0 million in an aggregate principal amount, such reduction shall be allocated on pro rata basis between the Term Facility and the Bridge Facility (or any Takeout Securities) until the Bridge Facility (or any Takeout Securities) is reduced to $200.0 million and such further reductions shall be allocated only to the Term Facility) and (y) 25% to the Equity Contribution, and (b) any amendment to the definition of “Company Material Adverse Effect” in the Purchase Agreement shall be deemed to be material and adverse to the interests of the Lenders or the Commitment Parties. The Specified Purchase Agreement Representations shall be true and correct and qualified by materiality or material adverse effect as set forth in the Purchase Agreement.

2.	The Equity Contribution shall have been made, or substantially simultaneously with the initial borrowing under the Term Facility, shall be made, in at least the amount set forth in Exhibit A to the Commitment Letter.

3.	Substantially simultaneously with the initial borrowing under the Term Facility and the consummation of the Acquisition, the Refinancing shall have been consummated.

4.	(i) Except as set forth in the corresponding sections or subsections of the Company Disclosure Letter (as defined in the Purchase Agreement) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), since February 2, 2013 and through the date of the Purchase Agreement, there has not been any event, change or occurrence that would reasonably be expected to have, individually or in the

[4]	Capitalized terms used in this Exhibit D shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit D is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used aggregate, a Company Material Adverse Effect (as defined in the Purchase Agreement) and (ii) since the date of the Purchase Agreement, there shall not have occurred and be continuing any change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.	Subject in all respects to the Certain Funds Provisions, (i) as a condition to the availability of the Term Facility all documents and instruments required to create and perfect the Term Loan Administrative Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing (or arrangements reasonably satisfactory to the Term Loan Administrative Agent shall have been made for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Acquisition) and (ii) as a condition to the availability of the ABL Facility, all documents and instruments required to create and perfect the ABL Administrative Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing (or arrangements reasonably satisfactory to the ABL Administrative Agent shall have been made for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Acquisition).

6.	The Administrative Agents and the Lead Arrangers shall have received at least two business days before the Closing Date all documentation and other information about the Borrower and the Guarantors that shall have been reasonably requested by the Administrative Agents or the Lead Arrangers in writing at least 10 business days prior to the Closing Date and that the Administrative Agents and the Lead Arrangers reasonably determine is required by regulatory authorities under applicable “know your customer” and antimony laundering rules and regulations, including without limitation the PATRIOT Act.

7.	The execution and delivery by the Borrower and the other Guarantors of the Facilities Documentation (including guarantees by the applicable guarantors) which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheets (as modified to reflect any exercise of the “Market Flex” under the Fee Letter) and subject to the Certain Funds Provisions and the Documentation Considerations set forth in the Commitment Letter.

8.	The execution and delivery of customary legal opinions, customary evidence of authorization, customary officer’s certificates, good standing certificates (to the extent applicable) in the jurisdiction of organization of the Borrower and each Guarantor and a solvency certificate of the Borrower’s chief financial officer (certifying that, after giving effect to the Transactions, the Borrower and its subsidiaries on a consolidated basis are solvent) in substantially the form of Annex I to this Exhibit E.

9.	The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of, and for the twelve month period ending on, the last day of the most recently completed four fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days prior to the Closing Date in case such four fiscal quarter period is the end of Rhodes’ fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

10.

The Lead Arrangers shall have received (a) audited consolidated balance sheets of Rhodes and its consolidated subsidiaries as at the end of, and related consolidated statements of income and cash flows of Rhodes and its consolidated subsidiaries for, the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets of Rhodes and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of Rhodes and its consolidated subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of Rhodes and its consolidated subsidiaries ended after the last fiscal year for which financial statements were prepared pursuant to the preceding clause (a) and ended at least 45 days before the Closing Date. The Lead Arrangers hereby acknowledge receipt of the audited financial statements referred to in clause (a) above for the fiscal years ended January 31, 2011, January 31, 2012 and January 31, 2013.

11.

(A) As a condition to the availability of the Term Facility, the Lead Arrangers shall have been afforded a period of at least 15 consecutive business days (ending no later than the business day immediately prior to the Closing Date and subject to the Blackout Dates) following the date of delivery of (x) the historical financial statements referred to in paragraph 10 and (y) the pro forma financial information referred to in paragraph 9 above (the information set forth in clauses (x) and (y), collectively, the “Bank Marketing Information”) to syndicate the Term Facility to prospective Lenders (the “Bank Marketing Period”); provided, that if Newco shall in good faith reasonably believe it has provided the Bank Marketing Information, it may deliver to the Lead Arrangers a written notice to that effect (stating when it believes it completed such delivery), in which case Newco shall be deemed to have complied with such obligation to provide the Bank Marketing Information on the date specified in the notice (which date shall not be earlier than the date of such notice) unless the Lead Arrangers in good faith reasonably believe Newco has not been completed the delivery of the Bank Marketing Information and not later than 5:00 p.m. (Eastern Time) two business days following the date of the delivery of such notice by Newco, delivers a written notice to Newco to that effect (stating which Bank Marketing Information Newco has not delivered) and (B) as a condition to the availability of the Bridge Facility, (a) the Borrower shall have provided the Investment Banks (as defined in the Fee Letter) with (i) a customary preliminary prospectus or preliminary offering memorandum (collectively, the “Offering Documents”) for the Notes suitable for use in a customary “high yield road show” relating to the Notes and in customary form for offering memoranda used in Rule 144A for life offerings of debt securities by portfolio company affiliates of the Sponsor in North America, which Offering Documents shall include (I) a discussion of Rhodes, (II) financial statements referred to in paragraph 9 and 10 of this Exhibit E and (III) any other pro forma financial statements and other financial data, in each case, of the type and form customarily included in a preliminary Rule 144A for life offering memorandum (it being understood none of such information need include financial statements required by Rules 3-09, 3-10 or 3-16 of Regulation S-X, Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A); provided that this condition shall be deemed satisfied if such Offering Documents exclude the “Description of Notes” and other sections that would customarily be provided by the Investment Banks or their counsel, but is otherwise complete, and (ii) all other financial data that would be necessary for the Investment Banks to receive customary “comfort” from the independent accountants of Rhodes in connection with the offering of the Notes, which such accountants are prepared to provide upon completion of customary procedures and (b) the Commitment Parties shall have been afforded a period (the “ Notes Marketing Period”) of at least 15 consecutive business days following receipt of an Offering Document including the information described in clause (a)(i) (such information, the “Notes Marketing Information”) to seek to place the Notes with qualified purchasers thereof; provided that (i) July 5, 2013 shall not be considered a business day for the purposes of the Bank Marketing Period and the Notes Marketing Period and (ii) the Bank Marketing Period and the Notes Marketing Period shall either end on or prior to August 16, 2013 or, if the Bank Marketing Period and the Notes Marketing Period have not ended on or prior to August 16, 2013, then the Bank Marketing Period and the Notes Marketing Period shall commence no earlier than

September 3, 2013 (the dates and/or periods excluded from the Bank Marketing Period and the Notes Marketing Period referred to in the foregoing clauses (i) and (ii), the “Blackout Dates”); provided, further that if Newco shall in good faith reasonably believe it has provided the Notes Marketing Information, it may deliver to the Investment Banks a written notice to that effect (stating when it believes it completed such delivery), in which case Newco shall be deemed to have complied with such obligation to provide the Notes Marketing Information on the date specified in the notice (which date shall not be earlier than the date of such notice) unless the Investment Banks in good faith reasonably believe Newco has not completed the delivery of the Notes Marketing Information and not later than 5:00 p.m. (Eastern Time) two business days following the date of the delivery of such notice by Newco, deliver a written notice to Newco to that effect (stating which Notes Marketing Information Newco has not been delivered).

12.	All fees required to be paid on the Closing Date pursuant to the Fee Letter in connection with the Facilities and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise agreed to by the Borrower), shall, substantially concurrently with the initial borrowing under the Term Facility, have been paid (which amounts may, at your option, be offset against the proceeds of the Facilities).

CONFIDENTIAL	EXHIBIT E-I

Form of Solvency Certificate

Date:             , 201[    ]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of [            ] (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section [            ] of the Credit Agreement, dated as of [            ] (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among [            ]. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Borrower and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), determined in accordance with GAAP consistently applied.

(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the

[Solvency Certificate]

execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e) “Can pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

The Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f) “Do not have Unreasonably Small Capital”

The Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) have sufficient capital to ensure that it is a going concern.

3. For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)	I have reviewed the financial statements (including the pro forma financial statements) referred to in Section [ ] of the Credit Agreement.

(b)	I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)	As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), it is my opinion that (i) each of the Fair Value and the Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

[Solvency Certificate]

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by the Chief Financial Officer as of the date first written above.

[Borrower]

By:
Name:
	Title:	Chief Financial Officer

[Solvency Certificate]